SCHEDULE 14A INFORMATION
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SunTrust Banks, Inc.

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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To the Shareholders of
SunTrust Banks, Inc.
      The Annual Meeting of Shareholders of SunTrust Banks, Inc. will be held in Suite 105 on the 1st floor of SunTrust Plaza Garden Offices, 303 Peachtree Center Avenue, Atlanta, Georgia, on Tuesday, April 18, 2006, at 9:30 a.m. local time, for the following purposes:

1.	To elect 5 directors to serve until the Annual Meeting of Shareholders in 2009 and 1 director to serve until the Annual Meeting of Shareholders in 2007;

2.	To ratify the appointment of PricewaterhouseCoopers LLP as independent auditors for 2006;

3.	To act upon a shareholder proposal that directors be elected annually; and

4.	To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.
      Only shareholders of record at the close of business on February 28, 2006 will be entitled to notice of and to vote at the Annual Meeting or any adjournment thereof.
      For your convenience, we are also offering an audio webcast of the meeting. If you choose to listen to the webcast, go to “Investor Relations” located under “About SunTrust” at www.suntrust.com shortly before the meeting time and follow the instructions provided. If you miss the meeting, you may listen to a replay of the webcast on our site beginning the afternoon of April 18.
      Your attention is directed to the attached Proxy Statement for more complete information regarding the matters to be acted upon at the Annual Meeting.

By Order of the Board of Directors

Raymond D. Fortin
Corporate Secretary
March 1, 2006
IMPORTANT NOTICE
      Whether or not you plan to attend the Annual Meeting, please vote your shares by: (1) a toll-free telephone call, (2) the Internet, or (3) completing, signing, dating and returning the enclosed proxy as soon as possible in the postage paid envelope provided.

TABLE OF CONTENTS

Proxy Statement	1
Election of Directors	2
Director Selection Process	2
Nominees for Directorship (Item 1)	2
Nominees for Term Expiring in 2009	3
Nominee for Term Expiring in 2007	3
Directors Whose Terms Expire in 2008	3
Directors Whose Terms Expire in 2007	4
Board Committees	5
Attendance and Compensation	7
Corporate Governance	8
Shareholder Communications with Directors	9
Executive Compensation	9
Executive Officers	9
Report of the Compensation Committee on Executive Compensation	11
Summary of Cash and Certain Other Compensation	18
Stock Options	20
Option Grants During 2005	20
Aggregated Option Exercises in 2005 and December 31, 2005 Option Values	20
Equity Compensation Plans	21
Long-Term Incentive Plan	21
Retirement Plans	22
Change in Control Agreements	23
Ratification of Independent Auditors (Item 2)	24
Audit Committee Report	24
Audit Fees and Related Matters	25
Audit and Non-Audit Fees	25
Audit Committee Policy for Pre-approval of Independent Auditor Services	25
Stock Price Performance Graph	26
Stock Ownership of Certain Persons	27
Stock Ownership of Directors and Management	27
Phantom Stock Ownership of Directors and Management	28
Stock Ownership of Principal Shareholder	29
Other Director and Executive Officer Information	30
Compensation Committee Interlocks and Insider Participation	30
Section 16(a) Beneficial Ownership Reporting Compliance	30
Shareholder Proposal That Directors Be Elected Annually (Item 3)	30
Additional Information	32
Shareholder Nominations for Election to the Board	32
Shareholder Proposals for Next Year’s Meeting	32
Record Date; Shares Outstanding	33
Quorum and Voting	33
Proxy Solicitation	34
Next Year’s Annual Meeting	34
Other Matters	34

i

SUNTRUST BANKS, INC.
303 PEACHTREE STREET, N.E.
ATLANTA, GEORGIA 30308

PROXY STATEMENT

       The enclosed proxy is solicited on behalf of the Board of Directors of SunTrust Banks, Inc. in connection with the Annual Meeting of Shareholders of SunTrust to be held on Tuesday, April 18, 2006. This Proxy Statement and the enclosed proxy are being first mailed to SunTrust’s shareholders on or about March 8, 2006.
      Voting your shares. The enclosed proxy is for use if you are unable to attend the Annual Meeting in person or wish to have your shares voted by proxy even if you attend the Annual Meeting. You may revoke the proxy at any time before it is exercised by notice to the Corporate Secretary of SunTrust, by submitting a proxy having a later date, or by appearing at the Annual Meeting and voting in person. All shares represented by valid proxies received pursuant to this solicitation and not revoked before they are exercised will be voted in the manner specified therein. If no specification is made, the proxies for the proposals described below will be voted as recommended by the Board of Directors.
      Method of Voting. You can simplify your voting and reduce SunTrust’s costs by voting your shares via telephone or the Internet. The telephone and Internet voting procedures are designed to allow shareholders to vote their shares and to confirm that their instructions have been properly recorded. If your shares are held in the name of a bank or broker, the availability of telephone and Internet voting will depend on the voting processes of the applicable bank or broker. Therefore, we recommend that you follow the voting instructions on the form you receive. If you do not choose to vote by telephone or the Internet, please date, sign and return the proxy card.
      Webcast of Annual Meeting. SunTrust is pleased to offer an audio webcast of the 2006 Annual Meeting. If you choose to listen to the webcast, go to “Investor Relations” located under “About SunTrust” at www.suntrust.com shortly before the meeting time and follow the instructions provided. If you miss the meeting, you may listen to a replay of the webcast on our site beginning the afternoon of April 18 and available until May 18, 2006.
      Please note that you will not be able to vote your shares via the webcast. If you plan to listen to the webcast, please submit your vote using one of the methods described above prior to the meeting.

ELECTION OF DIRECTORS
Director Selection Process
      SunTrust maintains a standing Governance and Nominating Committee, which we refer to in this section as the Committee, comprised solely of independent directors who are responsible for identifying individuals qualified to become Board members and recommending to the Board director nominees. The Committee periodically reviews the size and composition of the Board and determines whether it is necessary to add or replace directors. The Committee’s charter is available on SunTrust’s website at www.suntrust.com.
      Nominees for director will be selected based on the following criteria: (i) outstanding achievement in their careers; (ii) broad experience; (iii) independence; (iv) financial expertise; (v) integrity; (vi) financial integrity; (vii) ability to make independent, analytical inquiries; (viii) understanding of the business environment; and (ix) willingness to devote adequate time to Board duties. The Board believes that each director should have, and nominees are expected to have, the capacity to obtain a basic understanding of: (i) the principal operational and financial objectives and plans and strategies of SunTrust; (ii) the results of operations and financial condition of SunTrust and of any significant subsidiaries or business segments; and (iii) the relative standing of SunTrust and its business segments in relation to its competitors. The Committee considers it essential that the Audit Committee have at least one member who qualifies as an “audit committee financial expert”.
      The Committee and the Board consider a variety of sources when selecting individuals as potential Board members. Generally, SunTrust does not retain a search firm to assist in the selection of directors. Historically, most of SunTrust’s director nominees have served on one of SunTrust Bank’s local boards or the board of a company acquired by SunTrust, and have had a leadership position with an entity that is located in a community served by SunTrust. This practice has served SunTrust well and has been used in part to select the candidates that were considered as nominees. The Committee and the Board consider SunTrust Bank local board members to be an excellent source for nominees because their service provides them a better understanding of SunTrust and its operations and increases the level of contribution that individual can make to SunTrust and its constituents. In addition, the Committee considers for nominees certain chief executive officers of publicly held companies that are headquartered in SunTrust’s markets and directors of companies acquired by SunTrust. SunTrust senior management assembles the list of candidates that are to be considered by the Committee. The Committee and Board also take into consideration the diversity of the Board when selecting nominees. The Committee will review this process from time to time and may alter the process in its discretion.
      The Committee will consider candidates for director nominees put forward by shareholders. The proposal should state how the proposed candidate meets the criteria described above and the shareholder must comply with the other requirements set forth in the section entitled “Shareholder Nominations for Election to the Board” under the heading “Additional Information”. The Committee will consider candidates proposed by shareholders by evaluating such candidates in the same manner and using the criteria described above. The Committee will also adhere to all applicable laws and regulations.
Nominees For Directorship
(Item 1)
      The Board of Directors, under the terms of SunTrust’s bylaws, has determined that the number of directors constituting the Board shall be 18, with directors divided into 3 classes serving staggered 3-year terms. There are 6 directors who have been nominated to stand for reelection as directors at the Annual Meeting in 2006. J. Hyatt Brown, Alston D. Correll, David H. Hughes, E. Neville Isdell and G. Gilmer Minor, III have been nominated to stand for reelection as directors for a term expiring in 2009. Thomas M. Garrott has been nominated to stand for reelection as a director for a term expiring in 2007. In addition to the nominees, there are 12 other directors continuing to serve on the Board, whose terms expire in 2007 and 2008. The Board of Directors recommends a vote “FOR” all nominees.

      You may not vote your proxy for the election of a person to fill a directorship for which no nominee is named in this Proxy Statement. If, at the time of the Annual Meeting, any of the nominees named in the enclosed proxy should be unable or decline to serve as a director, the proxies are authorized to be voted for such substitute nominee or nominees as the Board recommends. The Board has no reason to believe that any nominee will be unable or decline to serve as a director.
      The following table sets forth for each nominee and each director whose term continues after the meeting his or her age, a brief description of his or her principal occupation and business experience during the last 5 years, certain other directorships held and how long he or she has been a director of SunTrust. Except for Mr. Humann and Mr. Garrott, none of the nominees or directors is employed by SunTrust or any entity that is an affiliate of SunTrust.

Director
Name, Principal Occupation, Certain Other Directorships and Age	Since

Nominees for Term Expiring in 2009

J. Hyatt Brown is Chairman of the Board and Chief Executive Officer of Brown & Brown, Inc., an insurance agency. He is also a director of BellSouth Corporation, FPL Group, Inc., International Speedway Corporation and Rock-Tenn Company. Mr. Brown is 68.	1984

Alston D. Correll is Chairman of the Board of Georgia-Pacific Corporation, a manufacturer and distributor of pulp, paper and building products. Until December 2005, Mr. Correll was also Chief Executive Officer of Georgia-Pacific Corporation. He is also a director of Mirant Corporation and Norfolk Southern Corp. Mr. Correll is 64.	1997

David H. Hughes is Chairman of the Board of Hughes Supply, Inc., a distributor of construction materials. Until May 2003, he also served as Chief Executive Officer of Hughes Supply, Inc. Mr. Hughes is also a director of Brown & Brown, Inc. and Darden Restaurants, Inc. Mr. Hughes is 62.	1984

E. Neville Isdell is Chairman of the Board of Directors and Chief Executive Officer of The Coca-Cola Company and has held these positions since June 1, 2004. Mr. Isdell served as Chairman of the Board and Chief Executive Officer of Coca-Cola Beverages Plc from January 1999 to September 2000. In 2000, he negotiated a merger with Hellenic Bottling Company to form Coca-Cola HBC, at the time the world’s second-largest Coca-Cola bottler, and was its Vice Chairman and Chief Executive Officer from September 2000 to December 2001. After he left Coca-Cola HBC at the end of 2001, Mr. Isdell served as an international consultant to The Coca-Cola Company from January 2002 to May 2004. Mr. Isdell is 62.
2004

G. Gilmer Minor, III is Chairman of the Board of Owens & Minor, Inc., a national distributor of hospital and medical supplies. Until July 2005, Mr. Minor was also Chief Executive Officer of Owens & Minor, Inc. He was named Chairman of Owens & Minor, Inc. in May 1994 and also serves as a director. Mr. Minor is 65.	1998

Nominee For Term Expiring in 2007

Thomas M. Garrott served as Chairman of the Board of Directors of National Commerce Financial Corporation from May 1993 to January 2003. He also served as Chairman of the Board, President and Chief Executive Officer of National Commerce Financial Corporation from May 1993 to July 2000. Mr. Garrott became a director of SunTrust when National Commerce Financial Corporation merged with SunTrust in October 2004. Mr. Garrott is also a director of Anderson-Tully Company and serves on the Advisory Committee of The Pension Benefit Guaranty Corporation. Mr. Garrott is 68.	2004

Directors Whose Terms Expire in 2008

Thomas C. Farnsworth, Jr. is Chairman of Farnsworth Investment Co. and affiliated companies (real estate development), and has held such positions since 1985. Mr. Farnsworth was a director of National Commerce Financial Corporation and became a director of SunTrust when National Commerce Financial Corporation merged with SunTrust in October 2004. Mr. Farnsworth is 68.	2004

Director
Name, Principal Occupation, Certain Other Directorships and Age	Since

Patricia C. Frist is a partner in Frist Capital Partners, which invests in equities, real estate and venture capital. Mrs. Frist is also President of Frisco, Inc., an investment corporation, as well as President of the Patricia C. Frist and Thomas F. Frist, Jr. Foundation. Mrs. Frist is 66.	2000

Blake P. Garrett, Jr. is a partner in Garrett & Garrett Construction and related companies (commercial real estate development), and has held such positions since March 1966. Mr. Garrett was a director of National Commerce Financial Corporation and became a director of SunTrust when National Commerce Financial Corporation merged with SunTrust in October 2004. Mr. Garrett is 65.	2004

L. Phillip Humann is Chairman of the Board and Chief Executive Officer of SunTrust. Until December 2004, Mr. Humann also was President of SunTrust. He is a director of Coca-Cola Enterprises Inc., Equifax Inc. and Haverty Furniture Companies, Inc. Mr. Humann is 60.	1991

M. Douglas Ivester retired as Chairman of the Board and Chief Executive Officer of The Coca-Cola Company on February 17, 2000. He served as President and Chief Operating Officer of The Coca-Cola Company from July 1994 until elected Chairman of the Board and Chief Executive Officer in October 1997. He is also a director of S1 Corporation and is Chairman of the Board of the Woodruff Health Sciences Center, Inc. Mr. Ivester is 58.	1998

Karen Hastie Williams is a retired partner in the Washington, D.C. law firm of Crowell & Moring LLP. She is also a director of Chubb Corporation, Continental Airlines, Inc., Gannett Company, Inc. and WGL Holdings, Inc. Ms. Williams is 61.	2002

Directors Whose Terms Expire in 2007

Robert M. Beall, II is Chairman and Chief Executive Officer of Beall’s, Inc., the parent company of Beall’s Department Stores, Inc. and Beall’s Outlet Stores, Inc., which operate retail stores located from Florida to California. He is also a director of FPL Group, Inc. Mr. Beall is 62.	2004

Jeffrey C. Crowe is Chairman of the Board of Landstar System, Inc. Landstar System, Inc. and its affiliates provide transportation services to customers throughout North America. Until July 2004, Mr. Crowe was also Chief Executive Officer of Landstar System, Inc. Mr. Crowe was also Chairman of the U.S. Chamber of Commerce from June 2003 until June 2004. From June 2002 to June 2003, he served as Vice Chairman of the U.S. Chamber of Commerce. From October 1993 to October 2003, he served as Chairman of the National Defense Transportation Association. He is also a director of Silgan Holdings, Inc. Mr. Crowe is 59.
2004

J. Hicks Lanier is Chairman and Chief Executive Officer of Oxford Industries, Inc., a business engaged in the design, manufacture, marketing and sale of consumer apparel products. Mr. Lanier is also a director of Crawford & Company and Genuine Parts Company. Mr. Lanier is 65.	2003

Larry L. Prince is Chairman of the Executive Committee of the Board of Genuine Parts Company, a service organization engaged in the distribution of automotive replacement parts, industrial replacement parts and office products. Until April 2005, Mr. Prince was Chairman of the Board and until August 2004, he was also Chairman of the Board and Chief Executive Officer of Genuine Parts Company. Mr. Prince is also a director of Crawford & Company, Equifax Inc. and John H. Harland Co. Mr. Prince is 67.	1996

Frank S. Royal, M.D. is President and a member of Frank S. Royal, M.D., P.C. (family medicine). Dr. Royal is also a director of Chesapeake Corporation, Columbia/ HCA Healthcare Corporation, CSX Corporation, Dominion Resources, Inc. and Smithfield Foods, Inc. Dr. Royal is 66.	1998

Phail Wynn, Jr. is President of Durham Technical Community College. Dr. Wynn was a director of National Commerce Financial Corporation and became a director of SunTrust when National Commerce Financial Corporation merged with SunTrust in October 2004. Dr. Wynn is 58.	2004

Board Committees
      The Board has 5 committees: (1) the Executive Committee; (2) the Audit Committee; (3) the Governance and Nominating Committee; (4) the Compensation Committee; and (5) the Risk Committee. The committee membership, the functions of each committee and the number of meetings held during 2005 are described below.

Number of Meetings
Name of Committee and Members			Functions of Committee	in 2005
Executive:	•	May exercise authority of full Board except that it may not:		3
		-	approve or propose to shareholders any action that must lawfully be approved by shareholders;
L. Phillip Humann, Chairman		-	fill vacancies on the Board or any committee;
J. Hyatt Brown		-	amend the Articles of Incorporation;
Thomas M. Garrott		-	adopt, amend or repeal the bylaws; or
E. Neville Isdell		-	approve a dissolution or merger of SunTrust or the sale of all or substantially all the assets of SunTrust.

Audit:	•	Appoints, compensates, retains, and directly oversees the work of SunTrust’s independent auditor (subject to shareholder ratification if applicable).		11
M. Douglas Ivester, Chairman	•	Monitors the following:
Jeffrey C. Crowe		-	the integrity of SunTrust’s financial statements;
J. Hicks Lanier		-	the independence and qualifications of its independent auditor;
Frank S. Royal, M.D.		-	SunTrust’s system of internal controls;
Karen Hastie Williams		-	the performance of SunTrust’s internal audit process and independent auditor; and
		-	SunTrust’s compliance with laws, regulations and the codes of conduct.
	•	Resolves any disagreements between management and the auditors regarding financial reporting.
	•	Pre-approves all audit services and permitted non-audit services provided to SunTrust by its independent auditor.
	•	Performs other related duties as defined in a written charter approved by the Board.
	•	Has only members that meet the independence and experience requirements set forth in SunTrust’s Corporate Governance Guidelines, as well as the requirements of the Securities Exchange Act of 1934 and applicable rules, the rules of the New York Stock Exchange, where SunTrust’s common stock is listed, and other rules and regulations of the Securities and Exchange Commission. Mr. Ivester meets the definition of “audit committee financial expert” as defined by the Securities and Exchange Commission’s rules and regulations.

		Number of Meetings
Name of Committee and Members	Functions of Committee	in 2005
Governance and Nominating: David H. Hughes, Chairman Alston D. Correll M. Douglas Ivester G. Gilmer Minor, III Karen Hastie Williams Phail Wynn, Jr.	• Responsible for making recommendations to the Board regarding the size and composition of the Board, reviewing qualifications of candidates to the Board and recommending nominees to the Board.
• Has sole authority for retaining or terminating any search firm used to identify director candidates and determining such firm’s fees.
• Responsible for taking a leadership role in shaping the corporate governance of SunTrust.
• Responsible for developing and recommending to the Board a set of corporate governance guidelines, and periodically reviewing and reassessing the adequacy of those principles and recommending any proposed changes to the Board for approval.
• Responsible for leading the Board in its annual review of the Board’s performance.
• Responsible for addressing committee structure and operations, committee reporting to the Board, committee member qualifications and committee member appointment and removal.
	• Has only members that are independent under SunTrust’s Corporate Governance Guidelines, as well as the rules of the New York Stock Exchange.	6

Compensation: Larry L. Prince, Chairman Alston D. Correll David H. Hughes G. Gilmer Minor, III	• Responsible for approving the compensation arrangements for senior management. • Responsible for oversight and administration of certain executive and employee compensation and benefit plans, including the Stock Plans, Management Incentive Plan, Performance Unit Plan, 401(k) Excess Plan, Supplemental Executive Retirement Plan, ERISA Excess Retirement Plan and Change in Control Agreements. • Has only members that are independent under SunTrust’s Corporate Governance Guidelines, as well as the rules of the New York Stock Exchange.	5

		Number of Meetings
Name of Committee and Members	Functions of Committee	in 2005
Risk: Thomas C. Farnsworth, Jr., Chairman Robert M. Beall, II Patricia C. Frist Blake P. Garrett, Jr. Phail Wynn, Jr.	• Responsible for assisting the Board in overseeing and reviewing information regarding SunTrust’s enterprise risk management framework, including the significant policies, procedures and practices employed to manage credit risk, market risk and operational risk.
• Responsible for overseeing SunTrust’s implementation plan to qualify for the advanced regulatory capital approaches expected to be effective in 2008, including approval of significant components of SunTrust’s credit risk framework, operational risk framework, and disclosure policies as expected to be required by the Federal Reserve Board.
	• Responsible for reviewing and discussing with various members of senior management matters related to credit risk, market risk, operational risk, legal, regulatory and compliance risk and enterprise risk management.	8

Attendance and Compensation
      Attendance. Regular meetings of the Board are held quarterly. During 2005, the Board held 5 meetings. Except for Mr. Isdell, all SunTrust directors attended at least 75% of the Board meetings and meetings of committees on which they served. SunTrust expects, but does not require, directors to attend the Annual Meeting of Shareholders. Last year all but 1 director attended SunTrust’s Annual Meeting of Shareholders. Mr. Isdell did not attend because the annual meeting for The Coca-Cola Company was held on the same day in Delaware.
      Compensation. Each director who is not also an employee of SunTrust or its subsidiaries received an annual retainer of $45,000 in 2005. The Chairs of the Governance and Nominating, Compensation, Risk and Audit Committees also each receive an additional retainer of $10,000. In addition, each director was paid a fee of $1,500 for each Board or committee meeting attended. Directors who were serving on the Board in February 2005 also received a grant of either 1,200 shares of restricted stock or 1,200 restricted stock units, at their election. Such restricted stock or restricted stock units vest after 1 year and each director has the option to defer receipt of the restricted stock or restricted stock units for various time periods after retirement from the Board. Directors serving as directors of SunTrust’s subsidiaries only receive meeting attendance fees for service on those Boards. Directors may defer fees payable to them under SunTrust’s Directors Deferred Compensation Plan. The return on deferred amounts is determined, at the election of the director, as if such funds had been invested in SunTrust common stock or at a floating interest rate equal to the prime interest rate in effect at SunTrust Bank computed on a quarterly basis.
      Additional Information Regarding Former Crestar Financial Corporation Directors. Mr. Minor, Dr. Royal and Ms. Williams, all former Crestar directors, also participate in a Crestar directors’ program providing deferred benefits based on 1996 director awards plus their prior elective deferrals of Crestar retainers. These benefits are calculated in SunTrust common stock equivalents and paid, after their directorship ends, in whole shares of SunTrust common stock, with cash for any fractional share.
      Additional Information Regarding Former National Commerce Financial Corporation Directors. Former non-employee directors of NCF could elect to defer their retainers as well as their meeting fees pursuant to the NCF Director’s Fees Deferral Plan. Mr. Farnsworth, a director of SunTrust since the NCF merger in October 2004, participates in this plan, and his account balance is now measured in phantom shares of

SunTrust common stock, to be distributed when he terminates service on the SunTrust Board. No new deferrals are made to this plan after October 1, 2004.
      On October 1, 2004, the NCF merger date, SunTrust assumed an existing employment contract entered into between Thomas M. Garrott and NCF effective November 1, 2001. By amendment to this agreement on March 18, 2002, Mr. Garrott waived his right to receive any special compensation in the event of a change in control of NCF. On January 6, 2003, Mr. Garrott elected to be employed on part-time status through July 5, 2006, as provided by his employment agreement, and he resigned as chairman of the NCF board of directors and ceased participating in the day-to-day management of NCF. During his part-time employment status, Mr. Garrott is required to remain available to consult with the company and its employees, is subject to certain restrictive covenants, including a non-competition restriction, and is entitled to the following remuneration: (1) an annual salary of approximately $477,000, adjusted annually for inflation, (2) continued participation in retirement, compensation (including stock incentive programs) and welfare plans (with medical and dental coverage for life for him and his spouse) at a level no less than his highest levels of participation or coverage during the last 12 months he was employed by NCF on a full-time basis, and (3) an office and support services. Mr. Garrott is also entitled to receive stock option grants to purchase 122,488 shares of SunTrust common stock in each of 2005 and 2006, at the then fair market value. Each grant is equivalent to the same level of Mr. Garrott’s participation in the NCF stock option plans in 2002. Accordingly, Mr. Garrott received a stock option grant on February 8, 2005, for 122,488 shares of SunTrust stock at $73.14 per share. Also, pursuant to this contract, Mr. Garrott received a stock option grant on February 14, 2006, for 122,488 shares of SunTrust stock at $71.03 per share. These options vest on February 8, 2008 and February 14, 2009, respectively, and may be exercised using cash, SunTrust common stock or a combination of both. Mr. Garrott also participates in supplemental pension plans of NCF and SunTrust, which are described later in this Proxy Statement.
Corporate Governance
      The Board of Directors has determined that the majority of SunTrust’s directors are independent. In determining director independence, the Board broadly considers all relevant facts and circumstances, including the rules of the New York Stock Exchange. The Board considers the issue not merely from the standpoint of a director, but also from that of persons or organizations with which the director has an affiliation. An independent director is free of any relationship with SunTrust or its management that may impair the director’s ability to make independent judgments. Particular attention is paid to whether a director is independent from management and to any credit relationships that may exist with a director or a related interest.
      Generally, credit relationships with directors and their affiliates are considered immaterial and will not impair independence so long as the terms of the credit relationship are similar to other comparable borrowers. The following guidelines are to be followed when determining the impact of a credit relationship on a director’s independence. Extensions of credit that comply with Regulation O are presumed to be consistent with director independence. In other words, normal, arms-length credit relationships entered into in the ordinary course of business do not negate director independence. In addition, an extension of credit to a company, an executive officer of which serves on the SunTrust Board, must meet the substantive requirements of Regulation O in order to maintain the independence of such director. Such loans must be made on substantially the same terms, including interest rates and collateral, as and following credit-underwriting procedures that are no less stringent than those prevailing at the time for comparable transactions by SunTrust with other persons. Such loans also shall not involve more than the normal risk of repayment or present other unfavorable features and no event of default may have occurred. The Board must review any credit of a director or his or her related interests that has become criticized in order to determine the impact that such classification has on the director’s independence. A director who is an executive officer of a company that makes payments to or receives payments from SunTrust for property or services in an amount which, in any fiscal year, is greater than 2% of such director’s company’s consolidated gross revenues will not be considered independent.

      The following directors have been deemed by the Board to be independent after applying the guidelines set forth above: Messrs. Beall, Correll, Crowe, Farnsworth, Mrs. Frist, Messrs. Garrett, Hughes, Isdell, Ivester, Lanier, Minor, Prince, Dr. Royal, Mrs. Williams and Dr. Wynn.
      The Board of Directors conducts a self-assessment annually, which is reviewed by the Governance and Nominating Committee and discussed with the Board. In addition, the Governance and Nominating Committee, the Compensation Committee, the Audit Committee and the Risk Committee also undergo an annual assessment of their performance. The non-employee directors of the Board typically meet in executive session at each regularly scheduled meeting, and such meetings are presided over by a Presiding Director who is selected by a majority of independent directors. Mr. Prince is currently serving as the Presiding Director.
      SunTrust has adopted a policy requiring directors who change the job responsibility they held when they were elected to the Board to submit a letter of resignation to the Board. The Board, through the Governance and Nominating Committee, will then make a determination as to whether continued Board membership is appropriate.
      SunTrust has adopted a Senior Financial Officers Code of Ethical Conduct that applies to SunTrust’s senior financial officers, including its principal executive officer, principal financial officer and controller. SunTrust also has adopted a SunTrust Code of Conduct that applies to all employees, and a Code of Business Conduct and Ethics for members of the Board of Directors. These 3 Codes of Conduct, as well as SunTrust’s Corporate Governance Guidelines, and the charters for the Executive Committee, the Audit Committee, the Governance and Nominating Committee, the Compensation Committee and the Risk Committee can be found by clicking the heading “About SunTrust” on SunTrust’s website at www.suntrust.com and then clicking on “Corporate Governance”. In addition, this information is available in print to any shareholder who requests it by contacting Greg W. Ketron, Director of Investor Relations, at 404-827-6714. The Board intends that non-employee directors make decisions on matters of corporate governance. As additional corporate governance standards are adopted, they will be disclosed on an ongoing basis on SunTrust’s website.
Shareholder Communications with Directors
      The Board of Directors has adopted a process to facilitate written communications by shareholders or other interested parties to the Board. Persons wishing to write to the Board of Directors of SunTrust or a specified director, including the Presiding Director, the non-management directors as a group, or a committee of the Board should send correspondence to the Corporate Secretary at SunTrust Banks, Inc., P.O. Box 4418, Mail Code 643, Atlanta, Georgia 30302.
      All communications so received from shareholders or other interested parties will be forwarded to the members of the Board of Directors or to the applicable director or directors if so designated by such person. Anyone who wishes to communicate with a specific Board member, the non-management directors only, or a committee should send instructions asking that the material be forwarded to the applicable director, group of directors or to the appropriate committee chairman.
EXECUTIVE COMPENSATION
Executive Officers
      Executive officers are elected annually by the Board following the Annual Meeting of Shareholders to serve until the meeting of the Board following the next Annual Meeting. The following table sets forth the name of each executive officer as of December 31, 2005 and the principal positions and offices he holds with

SunTrust. Unless otherwise indicated, each of these officers has served as an executive officer of SunTrust or a principal subsidiary for at least 5 years.

Name	Information about Executive Officers

L. Phillip Humann	Chairman of the Board and Chief Executive Officer of SunTrust.
James M. Wells III
President and Chief Operating Officer of SunTrust since December 9, 2004. From August 2000 until December 9, 2004, Mr. Wells was a Vice Chairman of SunTrust with responsibility for oversight of SunTrust’s commercial, retail, mortgage and wealth and investment management lines of business, as well as senior executive responsibility for SunTrust’s marketing and corporate strategy units. Since February 2003, Mr. Wells has had responsibility for SunTrust’s technology and operations functions. On December 9, 2004, Mr. Wells added the Corporate and Investment Banking Group to his responsibilities. Mr. Wells is 59.

William R. Reed, Jr.
A Vice Chairman of SunTrust since October 1, 2004, with responsibility for SunTrust’s 4 geographic banking groups and the Corporate Sales Administration function. From May 2003 to October 2004, Mr. Reed was President and Chief Executive Officer of National Commerce Financial Corporation. From July 2000 until May 2003 he was Chief Operating Officer for National Commerce Financial Corporation. National Commerce Financial Corporation merged into SunTrust on October 1, 2004. Mr. Reed is 59.

Mark A. Chancy
Corporate Executive Vice President and Chief Financial Officer of SunTrust since August 10, 2004. From July 2001 until August 10, 2004 he was Senior Vice President and Treasurer of SunTrust. From 1997 to July 2001 he was Chief Financial Officer of The Robinson-Humphrey Company. A subsidiary of SunTrust acquired the institutional business of The Robinson-Humphrey Company in July 2001. Mr. Chancy is 41.

Robert H. Coords
Corporate Executive Vice President and Chief Risk Officer of SunTrust since December 9, 2004. Prior to that, he was an Executive Vice President of SunTrust and Chief Efficiency and Quality Officer. Mr. Coords is 63.

David F. Dierker
Corporate Executive Vice President and Chief Administrative Officer of SunTrust since December 9, 2004. From January 2000 to November 2004, Mr. Dierker served as Strategic Financial Officer of SunTrust. Mr. Dierker is 48.

Raymond D. Fortin
Corporate Executive Vice President since December 9, 2004 and General Counsel. Mr. Fortin is responsible for legal, corporate compliance and regulatory affairs and also serves as Corporate Secretary. Mr. Fortin is 53.

C. Eugene Kirby
Corporate Executive Vice President with responsibility for the retail banking line of business. Prior to 2002, Mr. Kirby was the Director of eBusiness for SunTrust and prior to that he was a regional retail line of business manager. Mr. Kirby is 46.

Name	Information about Executive Officers

Thomas E. Panther
Senior Vice President, Controller and Chief Accounting Officer of SunTrust since December 9, 2004. From October 12, 2004 until December 9, 2004, Mr. Panther served as interim Controller and Chief Accounting Officer. From February 2004 until his appointment as interim Controller, Mr. Panther served as SunTrust’s Line of Business Senior Financial Officer, where he was responsible for providing financial and strategic support to SunTrust’s lines of business. From October 2000 to February 2004, he served as Private Client Services Senior Financial Officer with SunTrust. Mr. Panther is 37.

William H. Rogers, Jr.
Corporate Executive Vice President with responsibility for the wealth and investment management, commercial and mortgage lines of business. Since October 2000, Mr. Rogers has had responsibility for trust, investment and private client services. In December 2004, Mr. Rogers assumed responsibility for SunTrust’s mortgage and commercial lines of business as well. Mr. Rogers is 48.

R. Charles Shufeldt
Corporate Executive Vice President with responsibility for corporate and investment banking. Since August 2000, Mr. Shufeldt has been an Executive Vice President and line of business head for SunTrust’s Corporate and Investment Banking Unit. Mr. Shufeldt is 55.

Timothy E. Sullivan
Corporate Executive Vice President and Chief Information Officer since January 2003, with responsibility for technology and operations. Prior to January 2003, he served as executive vice president and group technology executive at Wells Fargo Corporation. Before that, he was chief information officer at Kaiser Foundation Health Plan and also held a series of increasingly responsible technology and operations management positions, including chief information officer at First Interstate Bank in Arizona. Mr. Sullivan is 55.

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION
Introduction
      Decisions regarding the compensation of SunTrust’s executives are made by the Compensation Committee of the Board, which we refer to in this report as the Committee. Specifically, the Committee has strategic and administrative responsibility for a broad range of issues, including ensuring that key management employees are compensated effectively and in a manner consistent with the stated compensation strategy of SunTrust and the requirements of the appropriate regulatory bodies. The Committee also oversees the administration of executive compensation plans, including the design, performance measures, and award opportunities for the executive incentive programs, and certain employee benefits. Each member of the Committee is appointed by the Board and is an independent director.
      With the belief that each executive officer’s actions have the potential to impact the short-term and long-term profitability of SunTrust, the Committee places considerable importance on its oversight of the design and administration of the executive compensation program.
Objectives Of Executive Compensation
      The objectives of SunTrust’s executive compensation program are to: (1) increase shareholder value, (2) improve SunTrust’s overall performance, (3) align incentives with the business unit directly impacted by the executive’s leadership and performance, (4) enhance the individual executive’s performance, and (5) attract and retain quality executive leadership.

      The Committee strives to meet these objectives while maintaining market competitive pay levels, ensuring the efficient use of shares and predictable expense recognition. Additionally, in an effort to meet the objectives outlined above, it has retained a nationally known executive compensation and benefits consulting firm to advise it on a regular basis on the executive compensation and benefit programs.
      In 2005, the Committee requested its outside consulting firm to conduct a comprehensive review of all reward programs and policies and to recommend specific program improvements or changes to ensure that SunTrust’s programs are competitive and effective. Results of this study indicated that pay levels and practices were generally competitive and consistent with prevailing industry practices. However, some specific program changes were recommended and approved by the Committee. Approved changes, to be implemented in 2006 and later, include competitive adjustments to cash incentive and long-term incentive targets at specific job levels; revisions to formulae for determining supplemental disability payments and for long-term cash award calculations; and, greater utilization of restricted shares in lieu of stock options for delivery of long-term incentives to key management employees below the executive officer group.
Compensation Philosophy
      Overall, SunTrust’s compensation philosophy is to ensure that each executive’s pay is tied to financial and operational performance of SunTrust and individual performance. The compensation philosophy underlying the policies and programs adopted by the Committee can be summarized as follows:
     Competitive Positioning
      SunTrust uses a peer group of financial services companies for benchmarking executive compensation practices and levels. This peer group includes companies from the S&P Diversified Banks Index used in the Stock Performance Graph. However, the Committee does not consider all of the executive compensation practices of the companies in the S&P Diversified Banks Index, because to do so would be burdensome and not provide additional relevant information. In addition, for the purpose of assessing competitive and prevailing pay practices, the Committee and its outside consulting firm focus on a specific group of peer financial institutions that are similar in size and scope and that compete directly with SunTrust for executive talent. For purposes of 2005 compensation, the peer group consisted of the following companies:

• Bank of America Corporation	• PNC Financial Services Group Incorporated
• BB&T Corporation	• Regions Financial Corporation
• Fifth Third Bancorp	• US Bancorp
• KeyCorp	• Wachovia Corporation
• National City Corporation	• Wells Fargo & Company
      Each component of executive compensation is targeted at a level relative to this peer group as follows:

•	Total Direct Compensation: median of market practice, with significant upside potential, as warranted by performance.

•	Base Salary: median of market practice, tied to incumbent-specific factors.

•	Annual Bonuses and Long-Term Incentives: at expected levels of performance, targeted at market median practice, with upside opportunities for superior performance. If performance is below expectations, payments from both annual and long-term incentive programs may be significantly reduced or even eliminated.

•	Benefits: market median as to both the value and components delivered, while perquisites are linked to important business needs.
           Variable Pay and Shareholder Alignment
      While SunTrust emphasizes market practices in the design and administration of the executive compensation program, there is a greater weight on variable pay and an emphasis on shareholder alignment.

SunTrust’s philosophy is that variable pay should constitute the majority of total direct compensation. Incentive performance measures should promote shareholder return and earnings growth, and the plan design should assure clear linkages between performance measures, participants’ ability to influence such measures and award levels. Additionally, long-term incentive awards should reflect company and individual performance.
Executive Compensation Program Overview
      The 3 primary components of the executive compensation program are: base salary, annual cash bonuses and long-term incentives. A brief description of these 3 components and related programs follows.
Base Salary
      Base salary is designed to provide competitive levels of compensation to executives based upon their experience, duties and scope of financial responsibility. Salaries for top executives are reviewed annually and, compared to the peer group, are generally targeted at median competitive levels.
Annual Cash Bonuses
      The 2005 annual cash bonuses for SunTrust executives and other participants were paid under the Management Incentive Plan (MIP) that is described below.
     Management Incentive Plan
      The MIP focuses on the achievement of annual financial goals and pays out in cash. The MIP is designed to: (1) support SunTrust’s strategic business objectives, (2) promote the attainment of profit and revenue goals, (3) reward achievement of business unit and individual performance objectives, and (4) encourage teamwork.
          Who Is Eligible

Participation in the MIP is limited to a group of key employees, selected by the Committee, who have a material impact on SunTrust’s performance. MIP participants include all of the executive officers named in this Proxy Statement. Awards earned under the MIP are contingent upon employment with SunTrust through the end of the fiscal year, except for payments made in the event of death, retirement or disability, or in the event of a change in control. MIP payouts are set forth in the Summary Compensation Table under the heading “Bonus”.
          How It Works

Except for the named executive officers, financial and non-financial performance measures are established for each participant, with an emphasis on business unit objectives where appropriate. For 2005, MIP performance measures for the named executive officers were based exclusively on consolidated net income. The business criteria upon which performance goals for 2006 and later years are determined may be expanded to include other options as selected by the Committee. Target, threshold and maximum performance benchmarks are developed for each performance measure, and each participant is assigned a target incentive award opportunity expressed as a percentage of the participant’s base salary.

Achievement of the target performance benchmarks for each performance measure produces a target incentive award payment. Actual performance below the target performance benchmark produces an award less than the target award down to zero. Actual performance above the target performance benchmark produces an award greater than the target award. Maximum performance benchmarks, which would result in a payout of 150% of the target award, reflect very ambitious goals, which can only be attained when business results are exceptional, thus justifying the higher award payments.

Long-Term Incentives
      Long-term incentives are designed to focus attention on long-range objectives and future returns to shareholders, and are delivered through the Performance Unit Plan (PUP) and stock option awards.
     Performance Unit Plan
      The purpose of the PUP is to: (1) promote the long-term interests of SunTrust and its shareholders, and (2) motivate, retain and reward those executives who contribute significantly to SunTrust’s long-term strategy development and financial performance.
          Who Is Eligible

Participation in this plan is limited to a select group of executive management, including the executive officers named in this Proxy Statement.
          How It Works

Each participant is awarded a number of performance units, based upon his/her position level within SunTrust and individual performance, with each unit having an initial value of $30.00. The final value of each unit is determined at the conclusion of the 3 year performance cycle. Two measures of corporate performance are established at the beginning of each performance cycle, and each corresponds to minimum, target, and maximum unit values at given levels of performance. These performance measures for the 2005-2007 performance cycle are: (1) 3 year cumulative consolidated net income, and (2) 3 year cumulative earnings per share. This method was employed due to SunTrust’s share purchase program and the desire not to penalize executives for this strategy.

At the end of each performance cycle, the payout value is determined using the higher of actual net income or earnings per share relative to the minimum, target, and maximum performance objectives established for the 3 year performance cycle. Straight-line interpolation is used to calculate payout values between minimum, target, and maximum levels.
          Background on PUP Awards

Pending the completion of a comprehensive executive compensation and benefits review conducted in 2003, PUP awards were not granted in that year. Instead, restricted stock grants were made to approximately 170 participants, including the named executive officers. As the executive compensation study recommended the resumption of performance unit grants to PUP participants, no further restricted stock awards are planned. If either restricted stock awards or stock units are granted in future years, they will reduce the maximum PUP payout for the cycle beginning in the grant year. PUP awards for the 2005-2007 performance cycle are shown in the “Long-Term Incentive Plan Awards in 2005” table. PUP payouts, if earned based on performance, are set forth in the Summary Compensation Table under the heading “LTIP Payouts”. The restricted stock grants made in 2003 are set forth in the Summary Compensation Table under the heading “Restricted Stock Awards”.
     Stock Option Awards
      In addition to the PUP, SunTrust makes annual stock option awards to senior executives. These awards have been a vital component of compensation for many years and are used to: (1) create a fundamental, long-term linkage between the interests of executives and shareholders, and (2) recruit and retain talent at many levels of the organization.
      The Committee has examined various forms of equity incentives but considers the use of options as the best method of linking stock price performance to executive pay over the long-term, and the Committee expects that options will continue as a significant portion of each senior executive’s total compensation.

          Who Is Eligible

Options are used at many levels of the organization, and in 2005, all of the named executive officers, except Mr. Reed, received option awards.
          How It Works

For executive officers, stock options represent approximately half of the individual’s long-term incentive compensation. In addition to stock options, other forms of equity based long-term incentives such as restricted stock awards may be used for senior managers and other key employees below the executive officer level.

Stock options generally have a 10 year term and vest 3 years after the date of grant. SunTrust options have an exercise price equal to the fair market value of the underlying stock on the date of grant.
      Stock option grants are made under the 2004 Stock Plan. The 2004 Stock Plan is administered by the Committee, which has the authority to grant stock options to purchase SunTrust common stock, restricted shares of SunTrust common stock (which may be subject to both grant and forfeiture conditions), stock units and stock appreciation rights (SARs). The Committee has delegated to the Chief Executive Officer limited authority to grant options and restricted stock. The 2004 Stock Plan has been used to make stock-based incentives, especially stock options, important factors in attracting, retaining and rewarding employees and to closely align employees’ interests with those of SunTrust’s shareholders.
      The 2004 Stock Plan was adopted by the Board in February 2004 and was approved by the shareholders at the 2004 Annual Meeting. The plan allows for the grant of stock options, restricted stock, stock units and SARs. There were 14,000,000 shares of SunTrust common stock reserved for use under the 2004 Stock Plan, of which 2,800,000 could, but need not, be granted as restricted stock.
     Restricted Stock Awards
      Most salaried employees of SunTrust are eligible for restricted stock awards under the 2004 Stock Plan. Restricted stock awards normally vest 3 years from the date of grant and restrictions are based on the recipient’s continued employment with SunTrust, but may have additional restrictions, including performance conditions. These awards are granted on a case-by-case basis to address special retention or incentive issues. In 2005, no restricted stock awards were made by the Committee to the executive officers named in the Proxy Statement.
     Executive Share Retention Guidelines
      One of the Committee’s priorities is to encourage executives to be significant shareholders. The Committee believes that significant stock ownership by executives is a contributing factor to superior long-term corporate performance. Although SunTrust’s executive officers already have a significant equity stake in SunTrust (as reflected in the beneficial ownership information contained in this Proxy Statement), the Committee has adopted a share retention policy for upper level management. The policy provides for the executive officers named in this Proxy Statement to retain all net shares acquired through SunTrust-sponsored incentive plans until retirement or termination, with a provision to allow diversification of portfolios for executives age 55 or older. Other executive officers have similar, but lower, share retention requirements.

Other Compensation Plans
      In addition to the executive compensation plans described above, executive officers may be eligible for the following benefits:
     401(k) Plan Matching Contributions
      SunTrust matches a percentage of eligible employee contributions to its qualified 401(k) Plan. The matching contributions are currently made in SunTrust common stock. Up to 50% of such matching contributions made after 2004 are eligible for diversification into other investments.
     401(k) Excess Plan
      SunTrust maintains an unfunded nonqualified 401(k) Excess Plan to provide benefits that would have otherwise been provided under the qualified 401(k) Plan to certain participants, except for the imposition of certain statutory limits on qualified plan benefits. Participants’ interests in the 401(k) Excess Plan are accounted for in phantom units and consist of the participant’s deferrals plus SunTrust’s matching contributions. Participants’ investment choices mirror many of the investment options allowed in the 401(k) Plan, except that participants may not direct any portion of their account to an investment vehicle tied to the value of SunTrust common stock or a bank collective fund. SunTrust’s matching contributions are accounted for in SunTrust common stock equivalents. The amounts of SunTrust’s matching contributions credited to the 401(k) Excess Plan and matching contributions under the 401(k) Plan on behalf of the executive officers named in the Proxy Statement are included in the amounts shown in the Summary Compensation Table under the heading “All Other Compensation”.
Section 162(m)
      Section 162(m) of the Internal Revenue Code of 1986, as amended, provides that compensation in excess of $1 million paid for any year to a corporation’s chief executive officer and the 4 other highest paid executive officers at the end of such year, which executives we refer to as covered employees, will not be deductible for federal income tax purposes unless the following conditions are met: (1) the compensation qualifies as “performance-based compensation”, and (2) shareholders must be advised of and must approve the material terms of the performance goals under which compensation is to be paid, and under certain conditions, must reapprove the material terms of the performance goals every 5 years.
      On February 8, 2000, the Board of Directors approved certain amendments to the MIP and the PUP which were designed to ensure that, to the extent possible, awards payable under these plans would be fully deductible by SunTrust for purposes of Section 162(m). SunTrust’s shareholders approved the material terms of the performance goals under which compensation is paid under the MIP and the PUP at the 2005 Annual Meeting.
      In 2004, change in control payments were made to certain then current officers of NCF, including Mr. Reed, in connection with NCF’s merger with SunTrust. SunTrust was obligated to make these payments under the terms of the merger agreement and employment contracts the officers then had with NCF. The change in control payments to Mr. Reed, which are shown in the Summary Compensation Table under the heading “All Other Compensation”, were not subject to excise taxes or the loss of deductibility of the payments by SunTrust under Sections 4999 and 280G of the Internal Revenue Code. Such payments, however, were not entirely deductible as performance based compensation under Section 162(m).
      It has been and continues to be the Committee’s intent that all incentive payments be deductible unless maintaining such deductibility would undermine SunTrust’s ability to meet its primary compensation objectives (as discussed at the beginning of this Report of the Compensation Committee).
Chief Executive Officer Compensation
      The executive compensation policy described above is applied in setting Mr. Humann’s compensation. Mr. Humann participates in the same executive compensation plans available to other executive officers.

Mr. Humann received a base salary merit adjustment of 1.5%, to $1,000,000, in March 2005. Mr. Humann’s target bonus as a percentage of salary for 2005 was 125%.
      Mr. Humann’s cash compensation in 2005 was $2,298,988, which included a MIP award of $1,301,488 for 2005. This represented a MIP payout of above target payment and is the result of SunTrust exceeding the net income target that the Committee set prior to the start of 2005. The Committee believes Mr. Humann’s 2005 MIP bonus is consistent with the corporate performance. No PUP units were granted for the 2003-2005 performance cycle; instead, Mr. Humann was granted 6,630 shares of restricted stock, which vested on February 11, 2006.
      In 2005, Mr. Humann was granted a nonqualified stock option for 97,000 shares of SunTrust common stock. Mr. Humann also received a grant of 64,000 units under the PUP for the 2005-2007 performance cycle. Each PUP unit has a target value of $30.00, although the ultimate value of the award will depend upon the extent to which SunTrust meets cumulative net income or cumulative earnings per share performance objectives over the 2005-2007 performance cycle.
      Annually, non-employee members of the Board of Directors evaluate the Chief Executive Officer’s performance, which is a factor in determining the Chief Executive Officer’s compensation. The adjustments to base salary reflect the Committee’s confidence in Mr. Humann, his continued strong leadership, SunTrust’s financial performance, and a desire to ensure that his conservative compensation package gets closer to the median of peer group practices.
Summary
      In summary, the Committee believes this mix of conservative market-based salaries, potentially significant variable cash incentives for both long-term and short-term performance and the potential for equity ownership in SunTrust represents a balance that will motivate the management team to produce strong returns. The Committee further believes this program strikes an appropriate balance between the interests and needs of SunTrust in operating its business and appropriate rewards based on shareholder value creation.
      Submitted by the Compensation Committee of SunTrust’s Board of Directors.

Larry L. Prince, Chairman Alston D. Correll David H. Hughes G. Gilmer Minor, III

Summary of Cash and Certain Other Compensation
      The following table shows, for the fiscal years ended December 31, 2003, 2004, and 2005 the cash compensation paid by SunTrust and its subsidiaries, as well as certain other compensation paid, accrued or granted for those years, to each of SunTrust’s 5 most highly compensated executive officers on December 31, 2005.
SUMMARY COMPENSATION TABLE

					Long Term Compensation

		Annual Compensation			Awards		Payouts

				Other		Securities
				Annual	Restricted	Under-		All Other
Name and Principal				Compen-	Stock	Lying	LTIP	Compen-
Position	Year	Salary	Bonus	sation(1)	Awards(2)(3)	Options	Payouts	sation(4)

L. Phillip Humann	2005	$997,500	$1,301,488	$50,691	$—	97,000	$—	$52,968
Chairman of the Board	2004	979,167	1,356,146	71,179	—	150,000	—	48,998
and Chief Executive	2003	950,000	950,000	54,731	359,876	150,000	—	48,002
Officer

James M. Wells III	2005	775,000	808,945	89,307	—	60,000	—	117,947
President and Chief	2004	675,104	748,015	104,979	—	100,000	—	93,421
Operating Officer	2003	650,000	520,000	95,915	239,918	100,000	—	73,400

William R. Reed, Jr.	2005	573,093	508,465	10,850	—	—	—	37,439
Vice Chairman	2004	554,613	558,556	—	278,721	100,000	—	4,023,242	(5)

Mark A. Chancy	2005	420,833	373,376	90,247	—	40,000	—	13,648
Corporate Executive Vice	2004	319,375	243,284	420	146,380	10,000	—	13,157
President and Chief
Financial Officer

Timothy E. Sullivan	2005	434,833	346,598	5,936	—	18,000	—	16,181
Corporate Executive Vice
President and Chief
Information Officer

(1)	Includes the cost of providing various perquisites and personal benefits for the executives named above. Amounts shown for personal use of company aircraft reflect incremental costs such as depreciation and direct operating expenses rather than imputed taxable income as reported in prior years. The amount shown for Mr. Humann includes $16,019 related to tax return preparation and financial planning services, the premium amount paid for supplemental disability equal to $6,690, club dues and fees of $26,082, tax liabilities associated with providing home security of $360, incremental costs related to personal air travel of $14,350 and income tax gross up of $13,272 for all these amounts (excluding premiums on supplemental disability). The amount shown for Mr. Wells includes $61,003 related to a substitute payment for foregone premiums on a terminated split dollar life insurance policy, tax return preparation and financial planning services in the amount of $12,285, the premium amount paid for supplemental disability equal to $3,179, incremental costs related to personal air travel of $3,238, club dues and fees of $3,835 and income tax gross up of $9,242 for all these amounts (excluding payments for insurance policy and premiums on supplemental disability). The amount shown for Mr. Reed includes $4,945 for tax preparation and financial planning services, tax liabilities associated with providing home security of $360, incremental costs related to personal air travel of $1,100 and income tax gross up of $4,445 on all these amounts. The amount shown for Mr. Chancy includes $7,941 for tax preparation and financial planning services, the premium amount paid for supplemental disability equal to $420, club dues and fees of $39,400, incremental costs related to personal air travel of $2,325 and income tax gross up of $40,161 on all these amounts (excluding premiums on supplemental disability). The amount shown for Mr. Sullivan includes the premium amount paid for supplemental disability equal to $1,255 and club dues and fees of $4,680.

(2)	Restricted stock grants were made in 2003 in lieu of performance units under the Performance Unit Plan.
(3)	The restricted stock awards shown in the table above, other than those granted to Mr. Reed by NCF, were granted pursuant to the 2000 Stock Plan (in lieu of 2003 PUP awards) and are not performance based. In addition to the shares shown in the above table, Mr. Humann was awarded restricted stock and performance based restricted stock (“performance shares”) under the 1986 Executive Stock Plan and the 1995 Stock Plan. Under the previous performance share award program, shares are granted then awarded based on performance and ultimately become vested and fully distributable based on age and service requirements. No further grants will be made under this program. All of the grants under the 1986 Executive Stock Plan and approximately 80% of the grants under the 1995 Stock Plan have been awarded. No additional awards will be made as the time period to meet performance restrictions has lapsed. Approximately 40% of the performance shares have vested. Outstanding shares will become fully distributable on the earlier of i) 15 years from the date shares were awarded, ii) attainment of age 64, iii) in the event of death or disability, or iv) upon a change in control as defined in the 1986 Executive Stock Plan or the 1995 Stock Plan. Total restricted stock, including performance shares, awarded to the individuals set forth in the table above, other than Mr. Reed, and the value as of December 31, 2005, are as follows: Messrs. Humann 326,630 shares, $23,765,599; Wells 4,420 shares, $321,599; Chancy 3,110 shares, $226,284; and Sullivan 1,110 shares, $80,764. Dividends were paid in 2005 on shares of awarded restricted stock and performance shares as follows: Messrs. Humann $718,586; Wells $9,724; Chancy $6,842; and Sullivan $2,442. With respect to restricted stock awards to Mr. Reed, see footnote 5 below.
(4)	The amounts shown in the table for 2005 reflect SunTrust’s matching contributions made on behalf of the following named executive officers under SunTrust’s 401(k) Plan and matching accruals under the 401(k) Excess Plan:

	Company Matching	Company Matching
Name	(qualified plan)	(nonqualified plan)

L. Philip Humann	$8,400	$31,500
James W. Wells III	$8,400	$22,600
William R. Reed, Jr.	$8,400	$3,600
Mark A. Chancy	$8,400	$3,600
Timothy E. Sullivan	$8,400	$3,600

Amounts shown also include term life insurance premiums paid by SunTrust in 2005 for term life insurance for Mr. Humann in the amount of $13,068, for Mr. Reed in the amount of $5,439, for Mr. Chancy in the amount of $1,648, and for Mr. Sullivan in the amount of $4,181. The amount shown for Mr. Wells in 2005 also includes above market interest earned on deferred compensation of $86,947. The amounts shown for Mr. Wells in 2004 and 2003 also include above market interest earned on deferred compensation of $66,417 and $47,400, respectively. The amount shown for Mr. Reed in 2005 also includes a relocation payment of $20,000. Amounts shown in 2004 for Mr. Reed are set forth in footnote 5 below.
(5)	Prior to the October 2004 merger of NCF with and into SunTrust, Mr. Reed served as the President and Chief Executive Officer of NCF. Since the merger, he has served as a Vice Chairman of SunTrust. The amounts reflected in this table consist of 2004 compensation to Mr. Reed from NCF and from SunTrust as follows: Salary — $415,200 from NCF, $139,413 from SunTrust; Bonus — $279,237 from NCF, $279,319 from SunTrust, in each case paid by SunTrust pursuant to NCF bonus plans; Other Annual Compensation — $0 from NCF, $0 from SunTrust; Restricted Stock Awards — $278,721 from NCF (8,100 shares of NCF stock converted into 4,012 shares of SunTrust common stock as a result of the NCF merger), with dividends of $5,245 on these restricted shares from NCF; $0 from SunTrust; Securities Underlying Options — does not include 100,800 options issued by NCF (which converted into 49,926 options for SunTrust common stock), does include 100,000 options issued by SunTrust; LTIP Payouts — $0 from NCF, $0 from SunTrust; All Other Compensation — premiums paid on term life insurance of $5,612 from NCF, $1,871 from SunTrust, company match contributed to NCF qualified 401(k) plan of $6,500 from NCF and $0 from SunTrust, NCF company match contributions to nonqualified 401(k) plans of $5,956 from NCF and $544 from SunTrust, and change in control payment of $4,002,759 from SunTrust pursuant to the merger agreement with NCF and an NCF change in control agreement.

Stock Options
      The following table contains information concerning the grant of stock options to SunTrust’s named executive officers as of the end of the last fiscal year. SunTrust did not award any stock appreciation rights during the last fiscal year.
OPTION GRANTS DURING 2005

	Individual Grants

	Number of	% of Total
	Securities	Options
	Underlying	Granted to	Exercise		Grant Date
	Options	Employees in	Price per	Expiration	Present
Name	Granted	Fiscal Year	Share(1)	Date	Value(2)

L. Phillip Humann	97,000	2.4%	$73.14	2/8/15	$787,737
James M. Wells III	60,000	1.5%	73.14	2/8/15	487,260
William R. Reed, Jr.	—	—	—	—	—
Mark A. Chancy	40,000	1.0%	73.14	2/8/15	324,840
Timothy E. Sullivan	18,000	0.4%	73.14	2/8/15	146,178

(1)	Under the 2004 Stock Plan, the exercise price must not be less than 100% of the fair market value of SunTrust’s common stock on the date the option is granted. These options vest on 2/8/08. Options may be exercised using cash, SunTrust common stock or a combination of both.
(2)	These values were established using the Black-Scholes stock option valuation model. For all grants, the Black-Scholes value, an estimate based on assumptions about future stock price volatility and dividend yield, was 11.103% of the stock price on the date of grant. The estimated volatility of 12.03% was based on historical data from the prior 5 years. The estimated value also reflects a risk-free rate of return of 3.614%, a dividend yield of 2.8% and a 10-year option term. Use of this model should not be construed as an endorsement of its accuracy at valuing options. All stock option valuation models, including the Black-Scholes model, require a prediction about the future movement of the stock price. The real value of the options in this table depends upon the actual changes in the market price of SunTrust common stock during the applicable period.
AGGREGATED OPTION EXERCISES IN 2005 AND DECEMBER 31, 2005 OPTION VALUES
      The following table sets forth information with respect to the named executives concerning the exercise of options during 2005 and unexercised options held as of December 31, 2005.

			Number of Securities
			Underlying Unexercised		Value of Unexercised
			Options at		In-the-Money Options at
	Shares		December 31, 2005		December 31, 2005
	Acquired	Value
Name	on Exercise	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable

L. Phillip Humann	—	$—	375,000	397,000	$4,473,750	$2,772,000
James M. Wells III	38,016	1,660,778	338,544	260,000	4,527,171	1,848,000
William R. Reed, Jr.	19,812	836,265	195,499	100,000	5,176,975	152,000
Mark A. Chancy	—	—	9,393	60,000	47,289	184,800
Timothy E. Sullivan	—	—	0	61,000	0	462,000

Equity Compensation Plans
      The following table provides information as of December 31, 2005 with respect to the shares of SunTrust common stock that may be issued under SunTrust’s existing equity compensation plans.

	(a)	(b)	(c)

			Number of Securities
	Number of Securities		Remaining Available for
	to be Issued upon	Weighted Average	Future Issuance Under
	Exercise of	Exercise Price of	Equity Compensation Plans
	Outstanding Options,	Outstanding Options,	(Excluding Securities
Plan Category	Warrants and Rights	Warrants and Rights	Reflected in Column (a))

Equity Compensation Plans Approved by Shareholders(1)	21,790,455	$62.46	10,919,263(2	)(3)
Equity Compensation Plans Not Approved by Shareholders	0	0	0
Total	21,790,455	$62.46	10,919,263

(1)	Consists of the 1995 Stock Plan, the 2000 Stock Plan and the 2004 Stock Plan, as well as other plans assumed by SunTrust in connection with certain corporate mergers.
(2)	Includes shares available for future issuance under the 2004 Stock Plan. As of December 31, 2005, an aggregate of 10,919,263 shares of SunTrust common stock were available for issuance under the 2004 Stock Plan, of which up to 2,532,863 shares may, but need not, be granted as restricted stock. In addition, any shares of stock subject to an option which remain unissued after the cancellation, expiration or exchange of such option and any restricted shares which are forfeited shall again become available for use under the 2004 Stock Plan. There will be no further issuances under the 1986 Executive Stock Plan, the 1995 Stock Plan, the 2000 Stock Plan or any plans assumed through mergers.
(3)	There were additional grants of stock options under the 2004 Stock Plan in February 2006.
      Long-Term Incentive Plan
      The following table provides information concerning SunTrust’s Performance Unit Plan, which we refer to as the PUP. The PUP provides for the award of performance units, each with a target grant value, to key employees of SunTrust and its subsidiaries by the Compensation Committee. The grant value and number of units awarded to a participant for each performance measurement cycle is determined by the Compensation Committee as of the grant date. The final value of the units granted under each award may range from zero to 200% of the grant value and is determined by the Compensation Committee at the end of each performance measurement cycle based on the achievement of financial goals. For 2005 and prior years, the goals were based on consolidated net income goals or earnings per share as established by the Compensation Committee for that cycle. Payment of an award earned under the PUP is contingent upon continuous employment with SunTrust until the end of the award cycle, except for payments made in the event of retirement, death, disability or a change in control.
LONG-TERM INCENTIVE PLAN AWARDS IN 2005

			Estimated Future Payouts under
		Performance Period	Non-Stock Price-Based Plans
	Number	Until Maturation or
Name	of Units	Payout	Threshold	Target	Maximum

L. Phillip Humann	64,000	1/1/05-12/31/07	$960,000	$1,920,000	$3,840,000
James M. Wells III	40,000	1/1/05-12/31/07	600,000	1,200,000	2,400,000
William R. Reed, Jr.	8,000	1/1/05-12/31/07	120,000	240,000	480,000
Mark A. Chancy	27,000	1/1/05-12/31/07	405,000	810,000	1,620,000
Timothy E. Sullivan	14,000	1/1/05-12/31/07	210,000	420,000	840,000

Retirement Plans
      SunTrust maintains several types of retirement plans that provide pension benefits. The amounts shown in the following two tables are aggregated pension benefits available to the named executive officers based on normal retirement.
PENSION PLAN TABLE — TIER 1 SERP PARTICIPANTS

	Years of Service

Remuneration	15	20	25	30 or More

$ 900,000	$540,000	$540,000	$540,000	$540,000
1,000,000	600,000	600,000	600,000	600,000
1,100,000	660,000	660,000	660,000	660,000
1,200,000	720,000	720,000	720,000	720,000
1,600,000	960,000	960,000	960,000	960,000
1,800,000	1,080,000	1,080,000	1,080,000	1,080,000
2,000,000	1,200,000	1,200,000	1,200,000	1,200,000
2,200,000	1,320,000	1,320,000	1,320,000	1,320,000
2,400,000	1,440,000	1,440,000	1,440,000	1,440,000
2,600,000	1,560,000	1,560,000	1,560,000	1,560,000
PENSION PLAN TABLE — TIER 2 SERP PARTICIPANTS

	Years of Service

Remuneration	10	15	20	25 or More

$ 500,000	$100,000	$150,000	$200,000	$250,000
600,000	120,000	180,000	240,000	300,000
700,000	140,000	210,000	280,000	350,000
800,000	160,000	240,000	320,000	400,000
900,000	180,000	270,000	360,000	450,000
1,000,000	200,000	300,000	400,000	500,000
1,100,000	220,000	330,000	440,000	550,000
1,200,000	240,000	360,000	480,000	600,000
1,400,000	280,000	420,000	560,000	700,000
      SunTrust has 2 qualified pension plans. The SunTrust Retirement Plan is a broad-based noncontributory pension plan for the benefit of eligible employees of SunTrust and its subsidiaries who have completed a year of service. As a result of the NCF merger, SunTrust also maintains the NCF Retirement Plan, a noncontributory pension equity plan providing benefits for former NCF employees with service frozen as of December 31, 2004.
      SunTrust also has several nonqualified pension plans. The ERISA Excess Retirement Plan provides benefits to certain executives that cannot be paid to them under tax-qualified pension plans as a result of federal restrictions. SunTrust’s Supplemental Executive Retirement Plan (“SERP”) provides supplemental retirement benefits to certain key employees of SunTrust and its subsidiaries as designated by the Compensation Committee.
      SunTrust’s SERP has 2 levels or tiers of benefits. Messrs. Humann and Wells are eligible for the Tier 1 benefit. Other named executives are eligible for the Tier 2 SERP benefit. The Compensation Committee does not intend to add any additional participants at the Tier 1 level. The maximum annual SERP benefit is 60% of average covered compensation for a Tier 1 participant and 50% of average covered compensation for a Tier 2 participant. Covered compensation for a Tier 1 participant means base salary plus awards earned under the Management Incentive Plan and the Performance Unit Plan (with the February 2003 restricted stock award substituted for the 2003-2005 PUP award), and beginning with the 2004-2006 PUP award, the compensation attributable to PUP will be limited to the level delivered under the 2004 PUP unit grant. Tier 2 participant covered compensation means base salary plus awards earned under the Management Incentive Plan. Average covered compensation is calculated as the average of the 3 highest years of covered compensation out of the last 10 full years. The SERP benefit is reduced by annual benefits payable at retirement under SunTrust’s tax-qualified pension plans, the ERISA Excess Retirement Plan, Social Security benefits at age 65, and other pension plans assumed by SunTrust in connection with mergers. SERP benefits are paid in the form of a lump sum that is actuarially equivalent to a life annuity. If the participant dies while actively employed, the death benefits are paid in a lump sum that is actuarially equivalent to the 50% joint and survivor (100% joint and survivor for a Tier 1 participant). SERP benefits are vested for all Tier 1 participants and for Tier 2 participants the SERP benefits vest on the participant’s 60th birthday with 10 years of service. Mr. Wells’ SERP benefit will be paid from the SunTrust SERP. His benefit will be based on either the SunTrust Tier 1 formula or the Crestar SERP formula, whichever produces the larger benefit.
      Mr. Reed became a Tier 2 participant in the SunTrust SERP on January 1, 2005. His pension benefit is calculated somewhat differently because of his participation in NCF pension plans. Mr. Reed’s NCF SERP benefit was frozen as of December 31, 2004 and is now guaranteed as a minimum pension benefit. Mr. Reed received a payout of his NCF SERP benefit in 2000 and, therefore, his service prior to 2000 is disregarded in calculating the amount payable from either the SunTrust SERP or the frozen NCF SERP. It is estimated that Mr. Reed’s SERP benefit at normal retirement age will be greater under the SunTrust SERP than under the frozen NCF SERP.
      The compensation earned in 2005 for the individuals named in the Summary Compensation Table included for the computation of benefits payable under the SERP and credited years of service is as follows: Messrs. Humann, $2,766,072 and 36 years of service; Wells, $1,895,334 and 37 years of service; Reed, $1,081,558 and 5.4 years of service; Chancy, $794,209 and 4.5 years of service; and Sullivan, $780,931 and 3 years of service.
      The SERP provides that in the event of a change in control of SunTrust (as defined in the SERP), if participants are involuntarily terminated or they terminate for good reason within 3 years (2 years for a Tier 2 participant), benefits will be calculated using the highest SERP compensation for any full calendar year during the immediately preceding 10 consecutive calendar years. Also, credited service for a Tier 1 participant will be increased by the lesser of 36 full months or the number of months between the normal retirement date and the date of termination or for any participant, any greater number of years granted under any other agreement with SunTrust. Benefits for a Tier 2 participant are reduced if payment is made before the participant has reached age 60. Termination for good reason means a termination made primarily because of a failure to elect or reelect a participant to a position held with SunTrust prior to the change in control or a substantial change or reduction in responsibilities or compensation.
Change in Control Agreements
      SunTrust has entered into change in control agreements with each of the executive officers named in the Summary Compensation Table and certain other officers. During a period of up to 3 years following a change in control of SunTrust, if the executive officer’s employment is terminated by SunTrust without cause, or by the executive officer for good reason within a certain period of time following a change in control, the executive officer will receive severance benefits. These benefits will include: (i) a lump sum payment of up to 3 years (2 years for certain other officers) of the executive officer’s base salary and bonus; (ii) a portion of the full bonus which would have been payable to the executive if such executive had remained employed through the end of such year; (iii) up to 3 years (2 years for certain other officers) of additional benefits under certain SunTrust benefit plans, such as health and life; and (iv) a payment to reimburse the executive officer for any excise taxes on severance benefits that are considered excess parachute payments under the Internal Revenue Code of 1986, as amended. Each agreement requires the executive officer not to use or disclose any of SunTrust’s confidential business information and, with respect to certain officers, not to compete with

SunTrust. The change in control agreements confer no benefits upon termination of the officer’s employment prior to a change in control.
      At the time of the NCF merger, Mr. Reed became entitled to certain payments, benefits and rights under an existing employment/change in control agreement with NCF. In accordance with the terms of the NCF merger agreement, Mr. Reed was deemed to have been terminated without cause at the time of the merger. As a result, SunTrust paid Mr. Reed an aggregate lump sum cash payment of $4,002,759 in satisfaction of certain severance obligations under the NCF contract, which is reflected in the Summary Compensation Table under the heading “All Other Compensation”.
RATIFICATION OF INDEPENDENT AUDITORS
(Item 2)
      The Audit Committee has appointed PricewaterhouseCoopers LLP as SunTrust’s independent auditors for 2006, subject to ratification by a majority of the shares represented at the Annual Meeting. PricewaterhouseCoopers also served as SunTrust’s independent auditors for 2005. SunTrust’s auditors are appointed annually by the Audit Committee. The decision of the Audit Committee is based on a review of the qualifications, independence, past performance and quality controls of the auditor. The decision also takes into account the proposed audit scope, staffing and approach, including coordination of the external auditor’s efforts with SunTrust’s internal audit, as well as the estimated audit fees for the coming year. PricewaterhouseCoopers is considered by management to be well qualified.
      In view of the difficulty and expense involved in changing auditors on short notice, should the shareholders not ratify the selection of PricewaterhouseCoopers, it is contemplated that the appointment of PricewaterhouseCoopers for the fiscal year ending December 31, 2006 will be permitted to stand unless the Board of Directors finds other compelling reasons for making a change. Disapproval by the shareholders will be considered a recommendation that the Board select other auditors for the following year.
      Representatives of PricewaterhouseCoopers will be present at the Annual Meeting of Shareholders and will be given the opportunity to make a statement, if they desire, and to respond to questions.
AUDIT COMMITTEE REPORT
      The Audit Committee has reviewed and discussed the audited financial statements for the year ended December 31, 2005 with management and the independent auditors for 2005, PricewaterhouseCoopers LLP. Management represented to the Audit Committee that SunTrust’s consolidated financial statements were prepared in accordance with generally accepted accounting principles (GAAP), and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent auditors. The discussions with PricewaterhouseCoopers also included the matters required by Statement on Auditing Standards No. 61, as amended by Statement on Auditing Standards No. 90 (Communications with Audit Committees).
      The Audit Committee has received the written disclosures and the letter regarding its independence as required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). The Audit Committee discussed this information with PricewaterhouseCoopers.
      Based on the discussions with management and PricewaterhouseCoopers, the Audit Committee’s review of the representations of management and the report of PricewaterhouseCoopers, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in SunTrust’s Annual Report on Form 10-K to be filed with the Securities and Exchange Commission for the year ended December 31, 2005.
      Submitted by the Audit Committee of SunTrust’s Board of Directors.

M. Douglas Ivester, Chairman Jeffrey C. Crowe	J. Hicks Lanier Frank S. Royal, M.D.	Karen Hastie Williams

AUDIT FEES AND RELATED MATTERS
Audit and Non-Audit Fees
      The following table presents fees for professional audit services rendered by PricewaterhouseCoopers for the audit of SunTrust’s annual financial statements for the years ended December 31, 2005 and December 31, 2004, and fees billed for other services rendered by PricewaterhouseCoopers during those periods.

	Year Ended
	December 31

	2004	2005

	(In millions)
Audit Fees(1)	$6.16	$4.77
Audit Related Fees(2)	2.20	2.73
Tax Fees(3)	.21	.25
All Other Fees	—	—

Total	$8.57	$7.75

(1)	Audit Fees consist of fees billed for professional services rendered in connection with the audit of the annual consolidated financial statements of SunTrust, review of periodic reports and other documents filed with the SEC, including the quarterly financial statements included in Forms 10-Q, statutory audits or financial audits of subsidiaries, and services that are normally provided in connection with statutory or regulatory filings or engagements. This category also includes fees billed for services rendered in 2004 in connection with a special investigation associated with the Allowance for Loan and Lease Losses.
(2)	Audit Related Fees consist of assurance and related services that are reasonably related to the performance of the audit or review of SunTrust’s financial statements. This category includes fees related to the performance of audits and attest services not required by statute or regulations, audits of SunTrust’s benefit plans, due diligence related to mergers, acquisitions and investments, and accounting consultations regarding the application of GAAP to proposed transactions and new products. This category does not include the following benefit plan and compliance fees charged by PricewaterhouseCoopers and paid by the plans and not by SunTrust (not in millions): benefit plan audits for 2004, $205,000; benefit plan audits for 2005, $603,201; Form 5500 for 2004, $44,800; and Form 5500 for 2005, $46,400.
(3)	Tax Fees consist of the aggregate fees billed for professional services rendered by PricewaterhouseCoopers for tax compliance and return assistance (IRS, state and local), tax advice and tax planning.
      The Audit Committee has concluded the provision of the non-audit services listed above is compatible with maintaining the independence of PricewaterhouseCoopers.
Audit Committee Policy for Pre-approval of Independent Auditor Services
      The Audit Committee of the Board of Directors is required to pre-approve all audit and non-audit services provided by SunTrust’s independent auditors in order to assure that the provision of such services does not impair the auditor’s independence. The Audit Committee has established a policy regarding pre-approval of permissible audit, audit-related, tax and other services provided by the independent auditors, which services are periodically reviewed and revised by the Committee. Unless a type of service has received general pre-approval under the policy, the service will require specific approval by the Audit Committee. The policy also includes pre-approved fee levels for specified services, and any proposed service exceeding the established fee level must be specifically approved by the Committee.

STOCK PRICE PERFORMANCE GRAPH
      Set forth below is a line graph comparing the yearly percentage change in the cumulative total shareholder return on SunTrust common stock against the cumulative total return of the S&P Composite-500 Stock Index and the S&P Diversified Banks Index for the 5 years commencing December 31, 2000 and ended December 31, 2005.
COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
AMONG SUNTRUST BANKS, INC., THE S&P 500 INDEX,
AND THE S&P DIVERSIFIED BANKS INDEX

	12/00	12/01	12/02	12/03	12/04	12/05

SUNTRUST BANKS, INC	100.00	102.01	95.14	123.07	130.89	132.86
S&P 500	100.00	88.12	68.64	88.33	97.94	102.75
S&P DIVERSIFIED BANKS	100.00	100.02	98.99	130.77	153.67	157.90

*	Assumes the value of the investment in SunTrust common stock and each index was $100 on December 31, 2000 and all dividends were reinvested.

STOCK OWNERSHIP OF CERTAIN PERSONS
Stock Ownership of Directors and Management
      The following table sets forth the number and the percentage of shares of SunTrust common stock that were beneficially owned by the executive officers named in the Summary Compensation Table, by the directors and by all current directors and executive officers as a group, as of December 31, 2005.

	Shares Beneficially	Percent
Name	Owned	of Class(1)

Robert M. Beall, II	6,400	*
J. Hyatt Brown(2)	58,400	*
Mark A. Chancy(3)	24,976	*
Alston D. Correll(4)	24,563	*
Jeffrey C. Crowe	3,600	*
Thomas C. Farnsworth, Jr.(5)	516,579	*
Patricia C. Frist(6)	8,974	*
Blake P. Garrett, Jr.(7)	135,852	*
Thomas M. Garrott(8)	1,552,661	*
David H. Hughes(9)	56,640	*
L. Phillip Humann(10)	1,126,805	*
E. Neville Isdell	1,000	*
M. Douglas Ivester(11)	36,000	*
J. Hicks Lanier(12)	70,681	*
G. Gilmer Minor, III(13)	17,580	*
Larry L. Prince(14)	513,090	*
William R. Reed, Jr.(15)	398,241	*
Frank S. Royal, M.D.(16)	12,378	*
Timothy E. Sullivan (17)	26,490	*
James M. Wells III (18)	586,807	*
Karen Hastie Williams (19)	3,900	*
Phail Wynn, Jr. (20)	20,622	*
All Directors and Executive Officers as a Group (29 persons)	5,730,218	1.53%

*	Less than 1% of the outstanding shares of SunTrust common stock.

(1)	Outstanding shares represent the 373,527,772 shares of SunTrust common stock outstanding on December 31, 2005, including 11,543,579 shares that are the subject of exercisable stock options. Except as otherwise indicated, each director or executive officer possessed sole voting and investment power with respect to all shares set forth opposite his or her name.
(2)	Includes 6,000 shares that are the subject of exercisable stock options. Mr. Brown shares investment power with respect to 51,200 shares.
(3)	Includes 499 shares held for the benefit of Mr. Chancy under SunTrust’s 401(k) Plan and 19,393 shares that are the subject of exercisable stock options. Mr. Chancy shares voting power with respect to 24,976 shares.
(4)	Includes 6,000 shares that are the subject of exercisable stock options. Mr. Correll shares voting power with respect to 16,163 shares.
(5)	Includes 6,166 shares that are the subject of exercisable stock options and 247 shares owned by Mr. Farnsworth’s spouse, who has sole voting and investment power over such shares.
(6)	Includes 6,000 shares that are the subject of exercisable stock options and 74 shares owned by Mrs. Frist’s spouse, who has sole voting and investment power over such shares.

(7)	Includes 7,785 shares that are the subject of exercisable stock options. Mr. Garrett shares voting and investment power with respect to 962 shares.
(8)	Includes 426,551 shares that are the subject of exercisable stock options, 54,199 shares held for the benefit of Mr. Garrott under SunTrust’s 401(k) Plan and 30,349 phantom shares acquired under the NCF Equity Investment Plan, which can be converted into SunTrust common stock at Mr. Garrott’s election. Mr. Garrott shares investment power and disclaims beneficial ownership of 254,880 shares held in trust for family members.
(9)	Includes 6,000 shares that are the subject of exercisable stock options.

(10)	Includes 29,914 shares held for the benefit of Mr. Humann under SunTrust’s 401(k) Plan, 140,000 shares of common stock equivalents granted in exchange for restricted stock, and 525,000 shares that are the subject of exercisable stock options. Mr. Humann has no voting power over 33,200 shares owned by his spouse and 24,016 shares held in trust for family members, and disclaims beneficial ownership of such shares.
(11)	Includes 6,000 shares that are the subject of exercisable stock options.
(12)	Includes 38,495 shares in a family foundation of which Mr. Lanier is Chairman. Mr. Lanier shares voting and investment power with respect to these shares. Also includes 10,668 shares held in trust for the estate of Mr. Lanier’s brother and 6,268 shares held in trust for his sister. Mr. Lanier disclaims beneficial ownership of these shares.
(13)	Includes 2,000 shares that are the subject of exercisable stock options.
(14)	Includes 6,000 shares that are the subject of exercisable stock options and 504,000 shares held by two foundations of which Mr. Prince is a trustee and shares voting and investment power. Also includes 1,090 shares owned by Mr. Prince’s spouse, for which Mr. Prince disclaims beneficial ownership.
(15)	Includes 29,953 shares held for the benefit of Mr. Reed under SunTrust’s 401(k) Plan and 195,499 shares that are the subject of exercisable stock options.
(16)	Includes 6,000 shares that are the subject of exercisable stock options.
(17)	Includes 380 shares held for the benefit of Mr. Sullivan under SunTrust’s 401(k) Plan.
(18)	Includes 851 shares held for the benefit of Mr. Wells under SunTrust’s 401(k) Plan and 438,544 shares that are the subject of exercisable stock options. Also includes 12,267 shares owned by Mr. Wells’ spouse, who has sole voting and investment power over such shares. Mr. Wells disclaims beneficial ownership of these shares.
(19)	Includes 2,000 shares that are the subject of exercisable stock options.
(20)	Includes 9,011 shares that are the subject of exercisable stock options.

Phantom Stock Ownership of Directors and Management
      A number of SunTrust directors and executive officers participate in plans that are accounted for using phantom shares of SunTrust common stock. They have either received awards or deferred the receipt of fees payable to them, with their ultimate payout determined as if such awards or deferred fees had been invested in shares of SunTrust common stock. The Securities and Exchange Commission’s rules provide that phantom shares are not included in calculating beneficial ownership of SunTrust common stock, except in limited circumstances. SunTrust’s management considers the disclosure of phantom stock ownership to be relevant to investors, because the value of the payment ultimately received by the director or executive officer is directly tied to the performance of SunTrust common stock. Therefore, the following table sets forth the number of phantom shares of SunTrust common stock owned by the executive officers named in the Summary Compensation Table and by the directors who have phantom shares, as of December 31, 2005.

Phantom Shares
Name	Beneficially Owned

Mark A. Chancy(1)	114
Alston D. Correll(2)	9,455
Thomas C. Farnsworth, Jr.(3)	3,482
Thomas M. Garrott(4)	17,336
L. Phillip Humann(5)	10,203
E. Neville Isdell(6)	1,228
M. Douglas Ivester(7)	11,804
J. Hicks Lanier(8)	1,264
G. Gilmer Minor, III(9)	1,715
Larry L. Prince(10)	13,692
William R. Reed, Jr.(11)	2,106
Frank S. Royal, M.D.(12)	1,972
Timothy E. Sullivan(13)	48
James M. Wells III(14)	1,780
Karen Hastie Williams(15)	2,943

(1)	Phantom shares credited under SunTrust’s 401(k) Excess Plan.
(2)	Phantom shares credited under the SunTrust Directors Deferred Compensation Plan.
(3)	Includes 1,791 phantom shares credited under the NCF Director’s Fees Deferral Plan and 1,691 phantom shares credited under the SunTrust Directors Deferred Compensation Plan.
(4)	Phantom shares credited under the NCF Deferred Compensation Plan.
(5)	Phantom shares credited under SunTrust’s 401(k) Excess Plan.
(6)	Restricted stock units granted under the SunTrust 2004 Stock Plan.
(7)	Includes 9,312 phantom shares credited under the SunTrust Directors Deferred Compensation Plan and 2,492 restricted stock units granted under the SunTrust 2004 Stock Plan.
(8)	Restricted stock units granted under the SunTrust 2004 Stock Plan.
(9)	Phantom shares credited under the Crestar Financial Corporation Directors’ Equity Program.

(10)	Includes 11,200 phantom shares credited under the SunTrust Directors Deferred Compensation Plan and 2,492 restricted stock units granted under the SunTrust 2004 Stock Plan.
(11)	Phantom shares credited under the NCF Deferred Compensation Plan.
(12)	Phantom shares credited under the Crestar Financial Corporation Directors’ Equity Program.
(13)	Phantom shares credited under SunTrust’s 401(k) Excess Plan.
(14)	Phantom shares credited under SunTrust’s 401(k) Excess Plan.
(15)	Includes 1,715 phantom shares credited under the Crestar Financial Corporation Directors’ Equity Program and 1,228 restricted stock units granted under the SunTrust 2004 Stock Plan.
Stock Ownership of Principal Shareholder
      The following sets forth certain information concerning the only person known to us who may be considered a beneficial owner of more than 5% of the outstanding shares of SunTrust common stock as of December 31, 2005.

	Shares Beneficially	Percent
Name and Address	Owned	of Class

SunTrust Bank	30,465,963(1)(2)	8.42%
303 Peachtree St., N.E. Atlanta, Georgia 30308

(1)	The shares shown were held by SunTrust Bank, a subsidiary of SunTrust, in various fiduciary or agency capacities. SunTrust Bank had sole voting power with respect to 14,514,438 of such shares and it shared voting power with respect to 429,614 of such shares, not including shares referred to in Note 2 below. SunTrust Bank had sole investment power with respect to 10,280,727 of the total shares set forth above and it shared investment power with respect to 4,096,642 of such shares, not including the shares referred to in Note 2 below. SunTrust and SunTrust Bank disclaim any beneficial interest in any of such shares.
(2)	Includes 14,920,420 shares held by SunTrust Bank as Trustee under SunTrust’s 401(k) Plan. Shares of SunTrust common stock allocated to a participant’s 401(k) Plan account are voted by the Trustee in accordance with instructions from such participant, and shares for which there are no instructions from participants are not voted.
OTHER DIRECTOR AND EXECUTIVE OFFICER INFORMATION
Compensation Committee Interlocks and Insider Participation
      Messrs. Correll, Hughes, Minor and Prince, all of whom are independent, outside directors of SunTrust, served as members of the Compensation Committee during all or part of 2005.
      During 2005, SunTrust’s bank subsidiary engaged in customary banking transactions and had outstanding loans to certain of SunTrust’s directors, executive officers, their associates and members of the immediate families of certain directors and executive officers. These loans were made in the ordinary course of business and were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with others. In the opinion of management, these loans do not involve more than the normal risk of collectibility or present other unfavorable features.
Section 16(a) Beneficial Ownership Reporting Compliance
      Section 16(a) of the Securities Exchange Act of 1934 requires SunTrust’s directors, executive officers and any persons who own more than 10% of SunTrust’s common stock to file reports of ownership and changes in ownership with the Securities and Exchange Commission. To SunTrust’s knowledge, based solely on a review of the copies of such reports furnished to SunTrust and written representations that no other reports were required, all filing requirements under Section 16(a) were complied with during 2005.
SHAREHOLDER PROPOSAL THAT DIRECTORS BE ELECTED ANNUALLY
(Item 3)
      The American Federation of State, County and Municipal Employees Pension Plan located at 1625 L. Street, N.W., Washington, D.C. has submitted documentation indicating that it is the beneficial owner of approximately 13,536 shares of our common stock and has notified us that it intends to present the following proposal at our annual meeting.
      RESOLVED, that shareholders of SunTrust Banks, Inc. (“SunTrust”) urge the board of directors to take the necessary steps (excluding those steps that must be taken by shareholders) to eliminate the classification of SunTrust’s board and to require that all directors stand for election annually. The declassification should be completed in a manner that does not affect the unexpired terms of directors.
Supporting Statement
      “We believe the election of directors is the most powerful way shareholders influence SunTrust’s strategic options. Currently, the board is divided into three classes and each class serves staggered three-year terms. Because of this structure, shareholders may only vote on roughly one third of the directors each year.
      In our opinion, the classified structure of the board is not in shareholders’ best interest because it reduces accountability to shareholders. Annual election of directors gives shareholders the power to completely replace the board, or replace a majority of directors, if a situation arises warranting drastic action. We don’t believe destaggering the board will destabilize SunTrust or affect the continuity of director service. Our directors, as well as the directors of the majority of other public companies, are routinely elected with over 90% shareholder approval.
      A 2004 Harvard study by Lucian Bebchuk and Alma Cohen found that staggered boards are associated with a lower firm value (as measured by Tobin’s Q) and found evidence that staggered boards may bring about, not merely reflect, that lower value.
      A 2002 study by Professor Bebchuk and two colleagues provides evidence that classified boards harm shareholders. The study, which included all hostile bids from 1996 through 2000, found that an “effective staggered board” — a classified board plus provisions that disable shareholders from changing control of the board in a single election despite the classification — doubles the odds that a target will remain independent, without providing any countervailing benefit such as a higher acquisition premium. The study estimated that effective staggered boards, like the one SunTrust has, cost target shareholders $8.3 billion during that period.
      The classification of SunTrust’s board is effected in its bylaws, and amendment of the bylaw classifying the board requires approval of 75% of outstanding shares. Such a threshold, while still challenging, is more likely to be obtained if a declassifying bylaw amendment is recommended by the board. Accordingly, we urge SunTrust’s board to approve bylaw amendments necessary to declassify the board and submit them for shareholder approval, with the board’s recommendation in favor of the amendments, at the 2007 annual meeting of shareholders.
      A growing number of shareholders appear to agree with our concerns. Last year shareholder proposals seeking board declassification at 42 companies were supported by an average of 61 percent of shares voted. At the same time, management submitted 49 declassification proposals to a shareholder vote in 2005 (source: Institutional Shareholder Services).
      We urge shareholders to vote for this proposal.”
SunTrust’s Statement of Opposition
      This shareholder proposal has been cast as a recommendation. The classified board structure is part of SunTrust’s bylaws, and declassification could only occur through an amendment to the bylaws. In order to declassify SunTrust’s board of directors, the applicable bylaw provision would need to be amended by the affirmative vote of holders of at least 75% of the then outstanding SunTrust common stock at a subsequent annual or special meeting of the shareholders.
      After careful consideration, the Board of Directors have determined that it is in the best interests of SunTrust and its shareholders to maintain a classified board. We believe adopting the proposal would not be in the best interests of SunTrust’s shareholders for the following reasons.
      The staggered election of directors provides continuity and stability in the management of the business and affairs of SunTrust. The general purpose of the classified board is to assure the continuity and stability of SunTrust’s management and policies. It ensures that a majority of directors at any given time will have prior experience with and in-depth knowledge of SunTrust. Directors who have experience with SunTrust and are familiar with its policies, strategies and businesses are a valuable resource and are better positioned to make decisions that are best for SunTrust and its shareholders. We believe that this continuity and stability is critical because it:

•	creates a more experienced board that is better able to make fundamental decisions about the business — decisions on strategic transactions, significant business commitments and appropriate use of financial and other resources;

•	helps to prevent abrupt changes in corporate policies based on short-term objectives and the special interests of a select group of shareholders;

•	enhances the independence of non-management directors by providing them with a longer assured term of office within which to focus on the strategic goals of the business; and

•	allows new directors an opportunity to gain knowledge about our businesses from continuing directors.
      A classified board enhances SunTrust’s ability to negotiate the best results for SunTrust’s shareholders in the event of an unsolicited takeover. The current board structure encourages a third party to negotiate with SunTrust’s board of directors instead of engaging in an unfriendly or unsolicited effort to take over or restructure SunTrust that may not be in the best interests of its shareholders. It gives SunTrust’s board of directors the time and leverage necessary to evaluate the adequacy and fairness of any takeover proposal, consider alternative proposals, and to ultimately negotiate the best result for all shareholders. Absent a classified board, a potential acquirer could gain control of SunTrust by replacing a majority of the board (if not the entire board) with its own slate of nominees at a single annual meeting by a simple plurality of the votes cast, and without paying any premium to SunTrust’s shareholders. Having a classified board does not prevent unsolicited takeover attempts, but by reducing the threat of imminent removal, it positions the incumbent board to negotiate terms to maximize the value to all shareholders.
      The benefits of a classified board structure do not come at the cost of directors’ accountability to shareholders. The Board of Directors believes that its interests and those of management are specifically aligned with shareholders’ interests, through the fiduciary duty owed by board members and management to act in shareholders’ best interests. All directors are required by law to uphold their fiduciary duties to SunTrust and its shareholders, regardless of the length of their term of office.
      For the reasons outlined above, the Board of Directors recommends that the shareholders vote AGAINST this proposal.
ADDITIONAL INFORMATION
Shareholder Nominations for Election to the Board
      Any shareholder entitled to vote for the election of directors may make nominations for election to the Board. In accordance with the bylaws, nominations must specify the class (term) of directors to which each person is nominated, must be made in writing and must be delivered to or mailed to and received by SunTrust’s Corporate Secretary not earlier than 120 days and not later than 90 days prior to the scheduled date for the Annual Meeting of Shareholders. Next year’s meeting is scheduled for April 17, 2007, so shareholder nominations must be submitted not earlier than December 18, 2006 and not later than January 17, 2007. You must include the following information: (i) the name, age, business address and residence address of the proposed nominee; (ii) the principal occupation or employment of the proposed nominee and an explanation of how the proposed nominee meets the criteria used by SunTrust for the selection of directors as set forth in the subsection “Director Selection Process” under the heading “Election of Directors”; (iii) the total number of shares of SunTrust common stock that, to your knowledge, will be voted for the proposed nominee; (iv) the total number of shares of SunTrust common stock that, to your knowledge, are owned by the proposed nominee; (v) the signed consent of the proposed nominee to serve, if elected; (vi) your name and residence address; (vii) the number of shares of SunTrust common stock owned by you; and (viii) any other information relating to the proposed nominee that is required to be disclosed in solicitations for proxies for the election of directors under Regulation 14A of the Securities Exchange Act of 1934, as amended.
Shareholder Proposals for Next Year’s Meeting
      Bylaw Provisions. In accordance with SunTrust’s bylaws, a shareholder who desires to present a proposal for consideration at next year’s Annual Meeting must deliver the proposal to the address set forth below so that it is received no later than the close of business on January 17, 2007, and no earlier than December 18, 2006. The submission should include the proposal and a brief statement of the reasons for it, the name and address of the shareholder (as they appear in SunTrust’s stock transfer records), the number of SunTrust shares beneficially owned by the shareholder and a description of any material direct or indirect financial or other interest that the shareholder (or any affiliate or associate) may have in the proposal. Proposals should be addressed to SunTrust Banks, Inc., Post Office Box 4418, Mail Code 643, Atlanta, Georgia 30302, Attention: Corporate Secretary.
      Inclusion in Next Year’s Proxy Statement. Notwithstanding the bylaw provisions, a shareholder who desires to have his or her proposal included in next year’s Proxy Statement must deliver the proposal to SunTrust’s principal executive offices (at the address noted above) no later than the close of business on November 1, 2006.
      Presentation at Meeting. For any proposal that is not submitted for inclusion in next year’s Proxy Statement (as described in the preceding paragraph) but is instead sought to be presented directly at next year’s Annual Meeting, SEC rules generally permit management to vote proxies in its discretion if SunTrust (a) receives notice of the proposal before the close of business on January 22, 2007 and advises shareholders in next year’s Proxy Statement about the nature of the matter and how management intends to vote on such matter or (b) does not receive notice of the proposal prior to the close of business on January 22, 2007.
Record Date; Shares Outstanding
      Each shareholder of record at the close of business on February 28, 2006 is entitled to notice of and to vote at the Annual Meeting or any adjournments thereof. Each share of SunTrust common stock entitles the holder to one vote on any matter coming before a meeting of SunTrust shareholders. On February 28, 2006, the record date for the Annual Meeting, there were 362,388,573 shares of SunTrust common stock outstanding.
Quorum and Voting
      Quorum. The presence, either in person or by proxy, of a majority of the shares entitled to vote constitutes a quorum at a meeting of the shareholders. Abstentions and broker non-votes will be counted as “shares present” in determining whether a quorum exists at the Annual Meeting.
      Vote Required. If a quorum is present, the vote of a plurality of the votes cast by the shares entitled to vote is necessary for the election of directors (Item 1). For most matters other than the election of directors, such as the ratification of the appointment of PricewaterhouseCoopers LLP as independent auditors for the year ending December 31, 2006 (Item 2), and the shareholder proposal that directors be elected annually (Item 3), if a quorum is present, then a matter is approved if the votes cast favoring the action exceed the votes cast opposing the action.
      Broker Non-Votes. If your shares are held in a brokerage account or by another nominee, you are considered the “beneficial owner” of shares held in “street name”, and these proxy materials are being forwarded to you by your broker or nominee (the “record holder”) along with a voting instruction card. As the beneficial owner, you have the right to direct your record holder how to vote your shares, and the record holder is required to vote your shares in accordance with your instructions.
      A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee has not received voting instructions from the beneficial owner and does not have discretionary voting power with respect to that item. Under New York Stock Exchange rules, brokers or other nominees may not exercise discretionary voting power on certain matters. Brokers or other nominees who are New York Stock Exchange members are expected to have discretionary voting power for the election of directors (Item 1) and for the ratification of PricewaterhouseCoopers LLP as our independent auditors (Item 2), but are not expected to have discretionary voting authority with respect to the shareholder proposal that directors be elected annually (Item 3). As a result, if you do not provide specific voting instructions to your record holder, the record holder will be entitled to vote the shares in its discretion on Item 1 (Election of Directors) and Item 2 (Ratification of Independent Auditors), but will not be able to vote your shares on Item 3 (Shareholder Proposal That Directors Be Elected Annually) and your shares will be considered a “broker non-vote” on this proposal.

      Effect of Abstentions and Broker Non-Votes. If your shares are treated as an abstention or broker non-vote, your shares will be included in the number of shares represented for purposes of determining whether a quorum is present. However, abstentions and broker non-votes will not be considered in determining the number of votes cast in connection with non-discretionary items. Therefore, abstentions and broker non-votes (if any) with respect to these proposals will have no effect on the result of the vote.
      Only shareholders of record on February 28, 2006 will be entitled to ask questions at the Annual Meeting. If your shares are held in a brokerage account or by another nominee, you must obtain and bring to the Annual Meeting a proxy or other evidence of ownership from your broker or nominee giving you the right to vote such shares if you wish to ask a question.
Proxy Solicitation
      SunTrust will bear the cost of soliciting proxies. SunTrust has retained Georgeson Shareholder Communications, Inc. to assist in the solicitation of proxies for a fee of $9,500 plus expenses. Proxies may also be solicited by SunTrust employees.
Next Year’s Annual Meeting
      Next year’s Annual Meeting of Shareholders of SunTrust will be held at 9:30 a.m. on Tuesday, April 17, 2007 in Suite 105 on the 1st floor of SunTrust Plaza Garden Offices, 303 Peachtree Center Avenue, Atlanta, Georgia.
Other Matters
      The Board of Directors knows of no other matters which will be brought before this Annual Meeting. If other matters are properly introduced, the persons named in the enclosed proxy will vote on such matters as the Board recommends.
March 1, 2006

VOTE BY INTERNET
Have your proxy card available when you access the website http://www.cesvote.com and follow the simple instructions to record your vote.

VOTE BY TELEPHONE

Have your proxy card available when you call the toll-free number 1-888-693-8683 using a touch-tone telephone and follow the simple instructions to record your vote.

VOTE BY MAIL

Please mark, sign and date your proxy card and return it in the postage-paid envelope provided or return it to: Corporate Election Services P.O. Box 3230, Pittsburgh, PA 15230.

TO CHANGE YOUR VOTE

Any subsequent vote by any means will change your prior vote. For example, if you voted by telephone, a subsequent Internet vote will change your vote. The last vote received before 6:00 a.m. Eastern Time, April 18, 2006, will be the one counted. You may also revoke your proxy by voting in person at the Annual Meeting.

Vote by Internet
Go online to
http://www.cesvote.com
to cast your vote.

Vote by Telephone
Call toll-free using a
touch-tone phone
1-888-693-8683.

Vote by Mail
Return your proxy in the
Postage-paid envelope
provided.

Vote 24 hours a day, 7 days a week!
Your Internet or telephone vote must be received by 6:00 a.m. Eastern Time on April 18, 2006, to be counted in the final tabulation.
If you are voting via Internet or by telephone, please do not mail your proxy.

 è

Please detach proxy at perforation before mailing.
ê OR YOU MAY VOTE VIA THE INTERNET OR BY TELEPHONE. ê

This proxy is solicited by the Board of Directors for the Annual Meeting of Shareholders to be held on April 18, 2006.
The undersigned hereby appoints Mark A. Chancy and Raymond D. Fortin, and each of them, proxies with full power of substitution, to vote for the undersigned all shares of the Common Stock of SunTrust Banks, Inc. that the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders to be held on Tuesday, April 18, 2006, at 9:30 a.m. local time, in Suite 105 on the 1st floor of SunTrust Plaza Garden Offices, 303 Peachtree Center Avenue, Atlanta, Georgia, and at any adjournments thereof, upon the matters described on the reverse hereof and in the accompanying Proxy Statement dated March 1, 2006, and upon any other business that may properly come before such Annual Meeting or any adjournments thereof.

Pursuant to the Proxy Statement, said proxies are directed to vote as indicated on the reverse hereof, and otherwise as the Board of Directors may recommend with respect to any other business that may properly come before the meeting or at any adjournment thereof. By the execution of this Proxy, I acknowledge receipt of a copy of the Notice of Annual Meeting of Shareholders and Proxy Statement dated March 1, 2006 and a copy of the SunTrust Banks, Inc. 2005 Annual Report.

Signature(s) of Shareholder

Date _________________, 2006
IMPORTANT: Please date and sign this Proxy exactly as your name or names appear hereon; if shares are held jointly, all joint owners must sign. An executor, administrator, trustee, guardian, or other person signing in a representative capacity, must give his or her full title. A corporation must sign in full corporate name by its president or authorized officer. A partnership must sign in partnership name by an authorized person.

YOUR VOTE IS IMPORTANT
If you do not vote by telephone or Internet, please mark, sign and date this proxy card and return it promptly in the enclosed postage-paid envelope, or otherwise to Corporate Election Services, P.O. Box 3230, Pittsburgh, PA 15230, so your shares may be represented at the Annual Meeting. If you vote by telephone or Internet, it is not necessary to return this proxy card.
ê Please fold and detach card at perforation before mailing. ê

SUNTRUST BANKS, INC.	PROXY
THIS PROXY WILL BE VOTED AS DIRECTED, OR, IF NO DIRECTION IS INDICATED, WILL BE VOTED AS RECOMMENDED BY THE BOARD OF DIRECTORS.
DIRECTORS RECOMMEND VOTING FOR PROPOSALS 1 AND 2:
1.	Proposal to elect as Directors: (1) J. Hyatt Brown, (2) Alston D. Correll, (3) David H. Hughes, (4) E. Neville Isdell, and (5) G. Gilmer Minor, III to serve until the Annual Meeting of Shareholders in 2009, and (6) Thomas M. Garrott to serve until the Annual Meeting of Shareholders in 2007.
☐	FOR all nominees listed above (except as indicated to the contrary).

☐	WITHHOLD AUTHORITY to vote for all nominees listed above.

INSTRUCTION: To withhold authority to vote for any individual nominee, write his or her name on the line below:

2.	Proposal to ratify the appointment of PricewaterhouseCoopers LLP as independent auditors for 2006.

☐ FOR	☐ AGAINST	☐ ABSTAIN
DIRECTORS RECOMMEND VOTING AGAINST PROPOSAL 3:
3.	Shareholder proposal that directors be elected annually.

☐ FOR	☐ AGAINST	☐ ABSTAIN
(Continued and to be signed on the other side)

VOTE BY INTERNET

Have your proxy card available when you access the website http://www.cesvote.com and follow the simple instructions to record your vote.

VOTE BY TELEPHONE

Have your proxy card available when you call the toll-free number 1-888-693-8683 using a touch-tone telephone and follow the simple instructions to record your vote.

VOTE BY MAIL

Please mark, sign and date your proxy card and return it in the postage-paid envelope provided or return it to: Corporate Election Services P.O. Box 3230, Pittsburgh, PA 15230.

TO CHANGE YOUR VOTE

Any subsequent vote by any means will change your prior vote. For example, if you voted by telephone, a subsequent Internet vote will change your vote. The last vote received before 6:00 a.m. Eastern Time, April 18, 2006, will be the one counted. You may also revoke your proxy by voting in person at the Annual Meeting.

VOTE BY INTERNET
Go online to
http:/www.cesvote.com
to cast your vote.

Vote by Telephone
Call toll-free using a
touch-tone phone
1-888-693-8683.

Vote by Mail
Return your proxy in the
Postage-paid envelope
provided.

Vote 24 hours a day, 7 days a week!
Your Internet or telephone vote must be received by 6:00 a.m. Eastern Time on April 18, 2006, to be counted in the final tabulation.
If you are voting via the Internet or by telephone, please do not mail your proxy.

è
Please detach proxy at perforation before mailing.
ê     OR YOU MAY VOTE VIA THE INTERNET OR BY TELEPHONE.     ê
INSTRUCTIONS TO THE SUNTRUST BANKS, INC. 401(k) PLAN TRUSTEE

The undersigned hereby directs that all shares of SunTrust Banks, Inc. Common Stock allocated to his/her account under the SunTrust Banks, Inc. 401(k) Plan be voted at the SunTrust Banks, Inc. Annual Meeting of Shareholders to be held April 18, 2006, and at any adjournment thereof, in accordance with the following instructions for the matters described herein. For any other business that may properly come before the Annual Meeting, all such shares shall be voted as the Board of Directors may recommend. This instruction is solicited by the Board of Directors. If you do not return your card, the Plan Trustee will not vote your shares.
The undersigned acknowledges receipt of a copy of the Notice of Annual Meeting of Shareholders and Proxy Statement dated March 1, 2006 and access to a copy of the SunTrust Banks, Inc. 2005 Annual Report. You may view an electronic copy of the SunTrust Banks, Inc. 2005 Annual Report at BENE Online. If you would like to request a hard copy of the SunTrust Banks, Inc. 2005 Annual Report, contact BENE at 800-818-2363 or use BENE Online.

Signature

Date , 2006

IMPORTANT: Please date and sign this instruction exactly as your name or names appear to the left.

(Continued on the other side)

March 1, 2006
To our employee shareholders:
It is through your efforts that SunTrust can deliver on its promise of “Seeing beyond money.” You know that the dreams of every client and the demands of every transaction and project deserve your very best efforts.
As employees and as shareholders through the SunTrust 401(k) Plan, your skills and energy produce the earnings growth our shareholders expect year after year. We count on you to vote your shares on the important issues to be brought before the Annual Meeting of Shareholders to be held April 18, 2006.
The “Instructions to the Plan Trustee” card enclosed gives you the guidelines you need. Please note that the Plan Trustee can vote your shares only if you vote. Choose the method most convenient for you — by Internet, telephone or mail.
In addition, we are sending you the Proxy Statement describing the business of the 2006 Annual Meeting.
You may view an electronic copy of the SunTrust Banks, Inc. 2005 Annual Report at BENE Online. If you would like to request a hard copy of the SunTrust Banks, Inc. 2005 Annual Report, contact BENE at 800-818-2363 or use BENE Online.
Sincerely,
L. Phillip Humann
Chairman of the Board and Chief
Executive Officer
ê      Please fold and detach card at perforation before mailing.      ê

SUNTRUST BANKS, INC.	PROXY
THIS PROXY WILL BE VOTED AS DIRECTED, OR, IF NO DIRECTION IS INDICATED, WILL BE VOTED AS RECOMMENDED BY THE BOARD OF DIRECTORS.
DIRECTORS RECOMMEND VOTING FOR PROPOSALS 1 AND 2:

1.	Proposal to elect as Directors: (1) J. Hyatt Brown, (2) Alston D. Correll, (3) David H. Hughes, (4) E. Neville Isdell, and (5) G. Gilmer Minor, III to serve until the Annual Meeting of Shareholders in 2009, and (6) Thomas M. Garrott to serve until the Annual Meeting of Shareholders in 2007.
	☐	FOR all nominees listed above (except as indicated to the contrary).
	☐	WITHHOLD AUTHORITY to vote for all nominees listed above.
INSTRUCTION: To withhold authority to vote for any individual nominee, write his or her name on the line below:

2.	Proposal to ratify the appointment of PricewaterhouseCoopers LLP as independent auditors for 2006.

☐ FOR	☐ AGAINST	☐ ABSTAIN
DIRECTORS RECOMMEND VOTING AGAINST PROPOSAL 3:
3.	Shareholder proposal that directors be elected annually.

☐ FOR	☐ AGAINST	☐ ABSTAIN
(CONTINUED AND TO BE SIGNED ON THE OTHER SIDE)